Exhibit 10.6

EXECUTION VERSION

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

dated as of February 22, 2008

among

ALDABRA SUB LLC

(to be merged with and into BOISE PAPER HOLDINGS, L.L.C.),

ALDABRA HOLDING SUB LLC,

CERTAIN SUBSIDIARIES OF ALDABRA SUB LLC,

as Guarantors,

VARIOUS LENDERS,

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arranger, Joint Bookrunner and Syndication Agent

and

LEHMAN BROTHERS INC.,

as Joint Lead Arranger, Joint Bookrunner and Documentation Agent

$260,700,000 Senior Secured Second Priority Credit Facility

4.9. No Material Adverse Change	58
4.10. Reserved	58
4.11. Adverse Proceedings, etc.	58
4.12. Payment of Taxes.	58
4.13. Properties	58
4.14. Environmental Matters	59
4.15. No Defaults	59
4.16. Material Contracts	59
4.17. Governmental Regulation	60
4.18. Margin Stock	60
4.19. Employee Matters	60
4.20. Employee Benefit Plans	60
4.21. Certain Fees	61
4.22. Solvency	61
4.23. Related Agreements	61
4.24. Compliance with Statutes, etc.	61
4.25. Disclosure	61
4.26. Patriot Act	62

SECTION 5. AFFIRMATIVE COVENANTS	62
5.1. Financial Statements and Other Reports	62
5.2. Existence	66
5.3. Payment of Taxes and Claims	66
5.4. Maintenance of Properties	66
5.5. Insurance	66
5.6. Books and Records; Inspections	67
5.7. Lenders Meetings	67
5.8. Compliance with Laws	68
5.9. Environmental	68
5.10. Subsidiaries	69
5.11. Additional Material Real Estate Assets	70
5.12. Reserved	70
5.13. Further Assurances	70
5.14. Miscellaneous Covenants	71

SECTION 6. NEGATIVE COVENANTS	71
6.1. Indebtedness	71
6.2. Liens	74
6.3. No Further Negative Pledges	76
6.4. Restricted Junior Payments	76
6.5. Restrictions on Subsidiary Distributions	78
6.6. Investments	79
6.7. Financial Covenants	80
6.8. Fundamental Changes; Disposition of Assets; Acquisitions	81
6.9. Disposal of Subsidiary Interests	83
6.10. Sales and Lease-Backs	83
6.11. Transactions with Shareholders and Affiliates.	83

6.12. Conduct of Business	84
6.13. Permitted Activities of Holdings	84
6.14. Amendments or Waivers of Organizational Documents, Certain Related Agreements and Certain Other Agreements	85
6.15. Amendments or Waivers with respect to First Lien Credit Agreement	85
6.16. Fiscal Year	85

SECTION 7. GUARANTY	85
7.1. Guaranty of the Obligations	85
7.2. Contribution by Guarantors	85
7.3. Payment by Guarantors	86
7.4. Liability of Guarantors Absolute	86
7.5. Waivers by Guarantors	88
7.6. Guarantors’ Rights of Subrogation, Contribution, etc.	89
7.7. Subordination of Other Obligations	90
7.8. Continuing Guaranty	90
7.9. Authority of Guarantors or Borrower	90
7.10. Financial Condition of Borrower	90
7.11. Bankruptcy, etc.	90
7.12. Discharge of Guaranty Upon Sale of Guarantor	91

SECTION 8. EVENTS OF DEFAULT	91
8.1. Events of Default	91

SECTION 9. AGENTS	94
9.1. Appointment of Agents.	94
9.2. Powers and Duties	94
9.3. General Immunity	95
9.4. Agents Entitled to Act as Lender	96
9.5. Lenders’ Representations, Warranties and Acknowledgment	96
9.6. Right to Indemnity	97
9.7. Successor Administrative Agent and Collateral Agent.	97
9.8. Collateral Documents and Guaranty	98
9.9. Withholding Taxes	99

SECTION 10. MISCELLANEOUS	99
10.1. Notices	99
10.2. Expenses	100
10.3. Indemnity	101
10.4. Set-Off	102
10.5. Amendments and Waivers	103
10.6. Successors and Assigns; Participations	104
10.7. Independence of Covenants	107
10.8. Survival of Representations, Warranties and Agreements	108
10.9. No Waiver; Remedies Cumulative	108
10.10. Marshalling; Payments Set Aside	108

10.11. Severability	108
10.12. Obligations Several; Independent Nature of Lenders’ Rights	108
10.13. Headings	109
10.14. APPLICABLE LAW	109
10.15. CONSENT TO JURISDICTION	109
10.16. WAIVER OF JURY TRIAL	109
10.17. Confidentiality	110
10.18. Usury Savings Clause	111
10.19. Counterparts	111
10.20. Effectiveness; Entire Agreement	111
10.21. Patriot Act	111
10.22. Electronic Execution of Assignments	112
10.23. No Fiduciary Duty	112

v

APPENDICES:	A Commitments
B Notice Addresses

SCHEDULES:	3.1(h)	Closing Date Mortgaged Properties
	3.1(h)(vi)	Surveys
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.13(a)	Real Estate Assets Under Sale Contracts
	4.13(b)	Real Estate Assets
	4.16	Material Contracts
	4.21	Certain Fees
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Note
	C	Compliance Certificate
	D	Reserved
	E	Assignment Agreement
	F	Certificate re Non-Bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Landlord Waiver and Consent Agreement
	L	Intercompany Note
	M	Intercreditor Agreement

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

This SECOND LIEN CREDIT AND GUARANTY AGREEMENT, dated as of February 22, 2008, is entered into by and among ALDABRA SUB LLC, a Delaware limited liability company (“Aldabra” and, prior to the BPH Merger (as defined below), the “Borrower”), to be merged with and into BOISE PAPER HOLDINGS, L.L.C., a Delaware limited liability company (“BPH” and, after the BPH Merger, the “Borrower”), ALDABRA HOLDING SUB LLC, a Delaware limited liability company (“Holdings”), CERTAIN SUBSIDIARIES OF ALDABRA, as Guarantors, the Lenders party hereto from time to time, LEHMAN COMMERCIAL PAPER INC. (“LCPI”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Syndication Agent (together with its permitted successors in such capacity, “Syndication Agent”), and LEHMAN BROTHERS INC. (“Lehman Brothers”), as Documentation Agent (together with its permitted successors in such capacity, “Documentation Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend a term loan credit facility to Borrower, in an aggregate amount not to exceed $260,700,000, with the proceeds of the Loans being used to fund (a) in part, the acquisition (the “Acquisition”) of BPH (together with its Subsidiaries, the “Acquired Business”) pursuant to the Acquisition Agreement, including the refinancing or retiring of certain existing Indebtedness for borrowed money of the Acquired Business, and (b) the payment of fees, commissions and expenses in connection therewith and in connection with the financing of the foregoing, including fees under Section 2.11(a);

WHEREAS, promptly following the Acquisition, Aldabra will merge with and into BPH with BPH as the survivor in such merger (the “BPH Merger”), and BPH will be the Borrower hereunder;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Second Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries and 65% of all the Equity Interests of each of its first-tier Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Second Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries (including Borrower) and 65% of all the Equity Interests of each of their respective first-tier Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS AND INTERPRETATION

1.1.   Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquired Business” as defined in the recitals hereof.

“Acquisition” as defined in the recitals hereof.

“Acquisition Agreement” shall mean the Purchase and Sale Agreement dated as of September 7, 2007 among Boise Cascade, L.L.C., BPH, Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., Parent and Aldabra, as amended pursuant to Amendment No. 1 to Purchase and Sale Agreement dated as of October 18, 2007, as further amended pursuant to Amendment No. 2 to Purchase and Sale Agreement dated as of February 22, 2008, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with Section 6.14 hereof.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by JPMorgan Chase Bank, N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.  In no event shall the rate per annum determined pursuant to clause (i)(a), (b) or (c) above be less than 5.50%.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding or governmental investigation (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any arbitrator or Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent, Syndication Agent, Collateral Agent and Documentation Agent.

“Agent Affiliates” as defined in Section 10.1(b).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Second Lien Credit and Guaranty Agreement, dated as of February 22, 2008, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Aldabra” as defined in the preamble hereto.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the lenders by means of electronic communications pursuant to Section 10.1(b).

“Arrangers” means GSCP and Lehman Brothers.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, Exclusive IP License (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) Cash or Cash Equivalents used in the ordinary course of business, (iii) transactions permitted by Section 6.4 (to the extent such Restricted Junior Payment involves a sale, transfer or disposition of assets) or Section 6.6 (to the extent such Investment involves a sale, transfer or disposition of assets), (iv) Permitted Operating Asset Swaps, (v) the disposal or abandonment of property no longer used or useful in the business of any Credit Party in an amount for any transaction or related series of transactions less than $100,000, (vi) sales, discounting or forgiveness of accounts receivables in connection with the collection or compromise thereof, (vii) the granting of Liens permitted by Section 6.2, (viii) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the Net Insurance/Condemnation Proceeds therefor, provided, that the Credit Parties shall comply with this Agreement with respect to the application of such Net Insurance/Condemnation Proceeds, (ix) voluntary terminations of Hedge Agreements, (x)

licensing of Intellectual Property granted by Holdings or any of its Subsidiaries in the ordinary course of business, or not interfering in any respect with the ordinary conduct of, or not materially detracting from the value of, the business of the Borrower or such Subsidiary, and (xi) sales, leases or licenses out of other assets for aggregate consideration of less than $1,000,000 with respect to any transaction or series of related transactions and less than $5,000,000 in the aggregate during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be reasonably approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), such Person’s chief financial officer, treasurer, assistant treasurer, principal accounting officer or controller and such Person’s secretary or assistant secretary.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent and each Lender.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“BPH” as defined in the preamble hereto.

“BPH Merger” as defined in the recitals hereof.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any department, instrumentality or agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) certificates of deposit, bankers’ acceptances or time deposits maturing within one year from the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above; (vi) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (i) and (ii) above and entered into with a financial institution satisfying the criteria described in clause (iv) above; and (vii) demand deposit accounts with commercial banks.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Permitted Investors (x) shall have obtained the power (whether or not exercised) to vote a majority of the shares eligible to vote for the election of the members of the board of directors (or similar governing body) of Parent or (y) (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Parent and (b) shall have acquired beneficial ownership of the voting and/or economic interests in the Equity Interests of Parent on a fully-diluted basis that is greater than the percentage of the voting and/or economic interests in the Equity Interests of Parent on a fully-diluted basis then held by the Permitted Investors; (ii) at any time, Parent shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower; (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (a) were members of the board of directors of Parent on the Closing Date or (b) were nominated for election or appointed by the board of directors of Parent, a majority of whom were directors on the Closing Date or whose election, nomination for election or appointment was previously approved by a majority of such directors; or (iv) any “change of control” or similar event under the First Lien Credit Agreement shall occur.

“Closing Date” means February 22, 2008.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Mortgaged Property” as defined in Section 3.1(h).

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the Collateral of each Credit Party.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Commitments as of the Closing Date is $260,700,000.

“Commitment Letter” means the Amended and Restated Commitment Letter dated November 2, 2007 among Aldabra, GSCP, Lehman Brothers and LCPI.

“Commodity Agreement” means any commodity futures contract, forward contract, option to purchase or sell a commodity, or option, warrant or other right with respect to a commodity futures contract or other similar agreement or arrangement, each of which is for the purpose of hedging the risk of fluctuations in commodities prices associated with the businesses of Holdings and its Subsidiaries and not for speculative purposes.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, except in the case of clauses (s) and (t) below, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense (net of total interest income), (b) provisions for taxes based on income, (c) total depreciation and depletion expense, (d) total amortization expense, (e) lost contribution and incremental costs associated with Wallula 30 day downtime due to the W-3 conversion in excess of costs normally incurred during prior periods that include cold outages in an amount not to exceed $4,000,000, (f) costs associated with the closure and sale of Jackson Sawmill and the Vancouver and Salem converting facilities in an amount not to exceed $6,100,000, (g) cost savings resulting from the CTC acquisition relating to the elimination of the negative impact associated with a contractual commitment to buy liner and medium from a third party supplier that was previously in place in an amount not to exceed $300,000, (h) costs relating to out of the money gas hedges based upon a historical policy of entering into fixed rate gas hedges in an amount not to exceed $16,800,000, (i) cost savings relating to the Wallula Hog Fuel Boiler capital project in the event it is operational as of the Closing Date in an amount not to exceed $2,600,000, (j) costs and lost revenue associated with the cold outage of the recovery boiler at the DeRidder Mill, (k) Transaction Costs, (l) severance costs, facility closure and related restructuring costs incurred within 18 months of the Closing Date, in an aggregate amount for all periods not to exceed $10,000,000, (m) any non-recurring costs and expenses related to (1) any public or private offering of Equity Interests of Holdings or Borrower, (2) any investment or acquisition permitted by Section 6.6 or (3) recapitalizations or Indebtedness permitted by Section 6.1, (n) any unrealized Statement of Financial Accounting Standards No. 133 loss in respect of any Hedge Agreement, (o) any non-cash losses attributable to the early extinguishment of Indebtedness, (p) unusual or non-recurring non-cash losses, (q) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), (r) to the extent covered by insurance and actually reimbursed or otherwise paid, or so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer within 12 months of the applicable liability or casualty event or incurrence of expenses or losses relating to business interruption, expenses with respect to liability or casualty events and expenses or losses relating to business interruption, (s) expenses to the extent covered by contractual indemnification or refunding provisions in favor of Holdings or one of its Subsidiaries and actually paid or refunded, or, such expenses so long as Holdings or the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor within 12 months of the event resulting in such indemnification or refund; (t) all costs, fees, expenses and any one time payments made related to any Permitted Acquisitions and (u) all non-cash losses resulting from any purchase accounting adjustments, amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with the Acquisition and related transactions thereto, any Permitted Acquisition or any merger, consolidation or similar transaction not prohibited by this Agreement, minus (ii) (a) any unrealized Statement of Financial Accounting Standards No. 133 gain in respect of any Hedge Agreement, (b) any non-cash gains attributable to the early extinguishment of Indebtedness, (c) unusual or non-recurring non-cash gains, (d) all non-cash gains resulting from any purchase accounting adjustments, amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with the Acquisition and related transactions thereto, any Permitted Acquisition or any merger, consolidation or similar transaction not prohibited by this Agreement, (e) any amount added pursuant to clause (r) above, but not actually reimbursed to or otherwise received by the Borrower within 12 months of the applicable liability or casualty event or incurrence of expenses or losses relating to business interruption, (f) any amount added pursuant to clause (s) above, but not actually refunded to or received by the Borrower within 12 months of the event resulting in such indemnification or refund; and (g) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period). For purposes of calculating the financial covenant in Section 6.7(b), Consolidated Adjusted EBITDA (i) shall be adjusted in accordance with Section 6.7(d) and (ii) shall be deemed to be $73,177,000 for the Fiscal Quarter ended September 30, 2007 and $68,949,000 for the Fiscal Quarter ended December 31, 2007.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries made during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) expenditures made pursuant to any election to apply Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds to acquire assets as contemplated by the provisos to Section 2.14(a) and 2.14(b), (iii) the non-cash consideration transferred or disposed of in connection with a Permitted Operating Asset Swap, (iv) any Specified Investment, (v) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (vi) expenditures to the extent that they are actually paid for by a third party (excluding any Credit Party) and for which no Credit Party has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) and (vii) property, plant and equipment taken in settlement of accounts.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period paid in cash from operating cash flow of (a) scheduled repayments of Indebtedness for borrowed money and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (b) Consolidated Capital Expenditures (net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (c) Consolidated Interest Expense, (d) provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period, (e) the aggregate amount of consideration to be paid in cash during such period for Permitted Acquisitions to the extent not financed (x) by incurring Indebtedness that, in accordance with GAAP, constitutes a long-term liability, (y) with the Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds of prepayment events described in Section 2.14 hereof or (z) with the proceeds from the issuance of Equity Interests, (f) the amount of any expenses related to severance costs, facility closure and related restructuring costs incurred in connection with the Acquisition and paid within 18 months of the Closing Date by any of Holdings, Borrower or its Subsidiaries which expenses are not otherwise deducted in calculating the Consolidated Net Income of Holdings, Borrower and its consolidated Subsidiaries as a result of the application of purchase accounting principles and (g) the amount of any costs, fees, expenses and one time payments made related to any Permitted Acquisition and paid within 18 months of the date of consummation of such Permitted Acquisition by any of Holdings, Borrower or its Subsidiaries which expenses are not otherwise deducted in calculating the Consolidated Net Income of Holdings, Borrower and its consolidated Subsidiaries.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest), net of total interest income, of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs and benefits under Interest Rate Agreements, but excluding, however, any amount not payable in cash and any amounts referred to in Sections 2.11(a) and 2.11(b) payable on or before the Closing Date; provided that for calculations for any four Fiscal Quarter period ending on or prior to December 31, 2008, the Consolidated Interest Expense of Holdings and its Subsidiaries shall be deemed to be the product of (i) such amounts from and including the Closing Date through and including the last day of the applicable period, respectively, multiplied by (ii) a fraction of which the numerator is 365 and the denominator of which is the number of days elapsed in the period from and including the Closing Date through and including the last day of the applicable period.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP minus (b) the lesser of (i) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 6.2), included in the consolidated balance sheet of Holdings and its Subsidiaries as of such date and (ii) $35,000,000.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement, the Post-Closing Agreement, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan (it being understood that the continuation or conversion of a borrowing does not constitute the making of a Loan).

“Credit Party” means each of Borrower and the Guarantors.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Discharge of First Lien Obligations” has the meaning assigned to that term in the Intercreditor Agreement.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in Cash, or (iv) is convertible into or exchangeable at the option of the holder for Indebtedness (other than Subordinated Indebtedness) or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date, except if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations (other than contingent obligations for which no claim has been made), unless the Requisite Lenders shall have otherwise agreed; provided, that if such Equity Interests are issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Documentation Agent” as defined in the preamble hereto.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans; provided, no Affiliate of Holdings shall be an Eligible Assignee.

“Eligible Swap Assets” means, in the case of a Permitted Operating Asset Swap, assets constituting warehousing or distribution facilities (including any related equipment and interests in real property associated therewith).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Contribution” means (i) cash common equity investments in Holdings by Parent, which cash is then contributed by Holdings to Borrower and (ii) the receipt of Equity Interests in Parent by Seller (valuing such Equity Interests in Parent at the Average Trading Price (as defined in the Acquisition Agreement) and treating, for this purpose, the value of such Equity Interests in Parent as being part of the pro forma capitalization of Borrower), in each case on terms and conditions reasonably satisfactory to Administrative Agent, in an aggregate amount equal to not less than 42.8% (or such lesser percentage as may result from the exercise of conversion rights and/or additional borrowings to fund conversion rights) of the pro forma capitalization of Borrower after consummation of the Acquisition.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code with respect to any Pension Plan.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exclusive IP License” means any license or sublicense pursuant to which a Credit Party grants to any Person (other than Borrower or any Guarantor Subsidiary) an exclusive right and license to all or any part of Holdings’ or any of its Subsidiaries’ Intellectual Property (whether now owned or hereafter acquired or licensed) (i) that has an initial term (including any renewal terms pursuant to a unilateral right of the licensee or sublicensee to renew) longer than ten (10) years, (ii) that is fully paid, is royalty free or bears a nominal or substantially below market royalty rate and (iii) that is not subject to any territorial limitations.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain Third Amended and Restated Credit Agreement dated as of May 3, 2007 among Boise Cascade Holdings, L.L.C., Boise Cascade, L.L.C., the lenders and agents party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended prior to the Closing Date.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its  capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the Amended and Restated Fee Letter dated November 2, 2007 among Aldabra, GSCP, Lehman Brothers and LCPI.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, treasurer, assistant treasurer, principal accounting officer or controller of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to the absence of footnotes (in the case of quarterly financial statements) and changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Lien Collateral Agent” means the collateral agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” means the Credit and Guaranty Agreement dated as of the date hereof among Borrower, Holdings, the other Guarantors party thereto, the lenders party thereto, GSCP, as administrative agent, collateral agent and syndication agent, and the other agents party thereto, as it may be amended, restated, supplemented, modified, replaced or Refinanced from time to time.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSCP” as defined in the preamble hereto.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of Holdings, each Domestic Subsidiary of Borrower and, to the extent (x) no material adverse tax consequences to Holdings or Borrower would result therefrom and (y) reasonably requested by the Administrative Agent (with a corresponding request by the administrative agent under the First Lien Credit Agreement), each Foreign Subsidiary of Borrower.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” has the meaning assigned to that term in the First Lien Credit Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of the Acquired Business, for the fiscal years ended December 31, 2005 and December 31, 2006, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, (ii) the unaudited financial statements of the Acquired Business for each fiscal quarter of the Acquired Business ended after December 31, 2006 and at least 45 days prior to the Closing Date (other than with respect to the fiscal quarter ended December 31, 2007), consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on the last day of the applicable fiscal quarter, and (iii) the unaudited income statements and balance sheets of Boise White Paper, L.L.C. and its Subsidiaries and Boise Packaging & Newsprint, L.L.C. for each fiscal month, together with a summary of Consolidated Adjusted EBITDA for the last twelve months (including specified adjustments thereto), in each case ended after the date of the most recent quarterly financial statements referred to in clause (ii) above and at least 30 days prior to the Closing Date.

“Holdings” as defined in the preamble hereto.

“Immaterial Subsidiaries” means, at any time, Subsidiaries that, on a consolidated basis with their respective Subsidiaries and treated as if all such Subsidiaries and their respective Subsidiaries were combined and consolidated as a single Subsidiary, (a) had consolidated assets representing less than 2% of the consolidated assets of Holdings and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter for which financial statements are available, (b) accounted for less than 2% of the consolidated revenues of Holdings and its Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended for which financial statements are available and (c) accounted for less than 2% of Consolidated Adjusted EBITDA of Holdings and its Subsidiaries for the period of four consecutive Fiscal Quarters most recently ended for which financial statements are available.

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a capitalized liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), including any earn-out obligations incurred in connection with any Permitted Acquisition (A) to the extent of the reserve, if any, required under GAAP at the time of such Permitted Acquisition to be established in respect thereof by Holdings or any of its Subsidiaries or (B) included on the balance sheet of Holdings or any of its Subsidiaries, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (excluding accounts payable due within one year and accrued expenses, in each case incurred in the ordinary course of business); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that if recourse for such Indebtedness is limited to such property, the amount of Indebtedness arising under this clause (v) shall be limited to the lesser of (a) the outstanding principal amount thereof and (b) the fair market value of the property subject to such Lien; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings other than (A) reimbursement obligations in respect of letters of credit, the payment of which is either backed by a Letter of Credit (as defined in the First Lien Credit Agreement) or cash collateralized, (B) commercial letters of credit (other than, for the avoidance of doubt, any Letter of Credit (as defined in the First Lien Credit Agreement)) issued in support of accounts payable that do not otherwise constitute Indebtedness or “timber under contract” agreements entered into in the ordinary course of business and (C) standby letters of credit (other than, for the avoidance of doubt, any Letter of Credit (as defined in the First Lien Credit Agreement)) issued in support of operating leases, insurance premia and other amounts that do not constitute Indebtedness unless and until the beneficiary thereof has the right to draw on such standby letter of credit); (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for Indebtedness of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.7.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, reasonable out-of-pocket costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity; provided that reasonable attorney’s fees shall be limited to one primary counsel for all Indemnitees and, if reasonably required by Administrative Agent, one local or specialist counsel for all Indemnitees in each relevant jurisdiction, provided further that if counsel for Administrative Agent determines in good faith that there is an actual or potential conflict of interest that requires separate representation for the Agents, Borrower shall be required to pay for one additional counsel for all such Agents taken as a whole), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit L evidencing Indebtedness owed among the Credit Parties and their Subsidiaries.

“Intercreditor Agreement” means that certain Intercreditor Agreement to be executed by the Collateral Agent, Borrower, and the First Lien Collateral Agent substantially in the form of Exhibit M, as it may be amended, supplemented or otherwise modified from time to time

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months (or, if available to all applicable Lenders, nine- or twelve-months), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Borrower or a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Equity Interests of such Person; and (iii) any direct or indirect loan, advance (other than (w) advances to employees for moving, entertainment and travel expenses, (x) drawing accounts, (y) prepayments of or deposits made in respect of supply contracts and (z) similar expenses, in each case made in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than Holdings, Borrower or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but giving effect to any returns of capital (whether in the form of dividends or otherwise) received by such Person with respect thereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property that is a Mortgaged Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be reasonably approved by Collateral Agent.

“LCPI” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lehman Brothers” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Lien” means (i) any lien, mortgage, pledge, collateral assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or Exclusive IP License in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of the Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Commitment.

“Make-Whole Premium” means, with respect to a Loan on any date of prepayment, the present value, as determined by Borrower and certified by the chief financial officer, treasurer, assistant treasurer, principal accounting officer or controller of Borrower to the Administrative Agent, of (a) all required interest payments due on such Loan from the date of prepayment through and including the Make-Whole Termination Date (excluding accrued interest) (assuming that the interest rate applicable to all such interest is the swap rate at the close of business on the third Business Day prior to the date of such prepayment with the termination date nearest to the Make-Whole Termination Date plus 7.00%) plus (b) the prepayment premium that would be due if such prepayment were made on the day after the Make-Whole Termination Date, in each case discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of such swap rate plus 0.50%.

“Make-Whole Termination Date” means the third anniversary of the Closing Date.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Change” means any material adverse effect upon (x) the financial condition or operating results of the Paper Group (as defined in the Acquisition Agreement) (and their Subsidiaries) or the Business (as defined in the Acquisition Agreement), taken as a whole, or (y) the ability of Boise Cascade, L.L.C. and the Acquired Business to consummate the transactions contemplated by the Acquisition Agreement, except any adverse effect related to or resulting from (1) general business or economic conditions affecting the industry in which any member of the Paper Group, any of its Subsidiaries or the Business operates, (2) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in GAAP or, solely as a result of changes in GAAP or SAAP (as defined in the Acquisition Agreement), (5) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity (as defined in the Acquisition Agreement), (6) the taking of any action contemplated by the Acquisition Agreement or the announcement of the Acquisition Agreement or the transactions contemplated thereby, (7) any existing event, occurrence, or circumstance with respect to which Parent or Borrower has knowledge as of the date of the Commitment Letter (including any matter set forth in the Seller Disclosure Letter (as defined in the Acquisition Agreement)) or (8) Parent’s and/or Borrower’s failure to consent to any of the actions restricted by Section 3B of the Acquisition Agreement (except in the case of each of the immediately preceding clause (1), (2), (3), (4) and (5), any such adverse effect which has a materially disproportionate effect on the Acquired Business and its Subsidiaries, taken as a whole, relative to the effect on other companies operating in the same industry).

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, results of operations, assets or financial condition of Holdings and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to perform any of its material Obligations under the Credit Documents; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a material Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any material Credit Document.

“Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents, the Credit Documents (as defined in the First Lien Credit Agreement) and the Acquisition Agreement) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset’’ means (i) any fee-owned Real Estate Asset having a fair market value in excess of $2,000,000 as of the date of the acquisition thereof and (ii) all Leasehold Properties other than (x) the corporate headquarters of the Acquired Business and (y) those with respect to which the aggregate payments under the term of the lease are less than $2,000,000 per annum.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means the earlier of (i) the seventh anniversary of the Closing Date, and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) all bona fide fees and expenses paid by any of Holdings or its Subsidiaries to third parties in connection with such Asset Sale, (b) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith and payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty or condemnation or such sale in lieu thereof.

“Non-Consenting Lender” as defined in Section 2.23.

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-US Lender” as defined in Section 2.20(e).

“Note” means a promissory note substantially in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Parent” means Boise Inc., a Delaware corporation (formerly known as Aldabra 2 Acquisition Corp.).

“Patriot Act” as defined in Section 3.1(r).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division or a manufacturing facility or a distribution facility of, any Person; provided,

(i)            immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)          in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned 100% by Borrower or a Guarantor Subsidiary thereof, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv)          Holdings and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 6.7(b) on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.7(d));

(v)           Borrower shall have delivered to Administrative Agent (A) at least 5 Business Days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iv) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7 and (B) promptly upon reasonable request by Administrative Agent, a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent); and

(vi)          the predominant business conducted by any such Person shall comply with the permitted businesses of Holdings and its Subsidiaries as provided in Section 6.12.

“Permitted Investors” means (i) Madison Dearborn Partners, LLC, its Affiliates but not including, however, any operating portfolio companies of any of the foregoing and investments funds under common management with Madison Dearborn Partners, LLC or its Affiliates, (ii) OfficeMax Incorporated and (iii) Boise Cascade Holdings, L.L.C.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Operating Asset Swap” means any transfer of Eligible Swap Assets by Borrower or any Subsidiary in which at least 95% of the consideration received by the transferor consists of Eligible Swap Assets (and any balance of such consideration consists of cash); provided that (a) after giving effect to such transfer, the aggregate fair market value of all assets transferred pursuant to Permitted Operating Asset Swaps (i) during any fiscal year of Borrower, on a cumulative basis, shall not exceed $20,000,000 and (ii) during the term of this Agreement, on a cumulative basis, shall not exceed $40,000,000 and (b) all actions required to be taken pursuant to Sections 5.10 and/or 5.11, as applicable, with respect to any Eligible Swap Assets so received as consideration shall be taken.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(o).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Post-Closing Agreement” means that certain Post-Closing Agreement dated as of the date hereof, among the Credit Parties and the Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Projections” as defined in Section 4.8.

“Pro Rata Share” means with respect to any Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property that is a Mortgaged Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.  All such terms shall include any subsequent Refinancing of any Indebtedness issued in connection with any Refinancing.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities and Exchange Act as in effect from time to time.

“Regulation S-X” means Regulation S-X as promulgated by the US Securities and Exchange Commission under the Securities Act as in effect from time to time.

“Related Agreements” means, collectively, the Acquisition Agreement, the First Lien Credit Agreement and the Credit Documents (as defined in the First Lien Credit Agreement).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Required Prepayment Date” as defined in Section 2.15(b).

“Requisite Lenders” means one or more Lenders having or holding Loan Exposure representing more than 50% of the aggregate Loan Exposure of all Lenders.

“Requisite Supermajority Lenders” means one or more Lenders having or holding Loan Exposure representing more than 66 2/3 % of the aggregate Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Borrower (or any direct or indirect parent thereof) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Borrower (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Borrower (or any direct or indirect parent thereof) now or hereafter outstanding; (iv) management or similar fees payable to Parent or any of its Affiliates and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is (i) the only Lien to which such Collateral is subject, other than any Permitted Lien and (ii) junior in priority to the Liens created under or relating to the Credit Documents (as defined in the First Lien Credit Agreement) in accordance with the Intercreditor Agreement.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Investment” means any investment by Borrower or any Subsidiary to the extent financed with net cash proceeds received from the issuance of Equity Interests by, or capital contributions made to, Holdings after the Closing Date, provided that (i) Administrative Agent receives written notice describing such investment concurrently with or promptly following the issuance of such Equity Interests and (ii) such investment is made within 90 days of receipt by Holdings of such net cash proceeds.

“Subject Transaction” as defined in Section 6.7(d).

“Subordinated Indebtedness” means Indebtedness permitted under Section 6.1(m) and Section 6.1(n).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supply Agreement” means the Paper Purchase Agreement dated October 29, 2004, between Boise White Paper, L.L.C. and OfficeMax Incorporated, amending and superseding the Paper Purchase Agreement Term Sheet dated April 28, 2004 between OfficeMax Incorporated and Boise Office Solutions.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the United States of America or by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office), including any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described above.

“Terminated Lender” as defined in Section 2.23.

“Title Policy” as defined in Section 3.1(h).

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements.

“Treasury Regulations” means the income tax regulations promulgated by the Internal Revenue Service, Department of Treasury, pursuant to the Internal Revenue Code.

“Treasury Services Agreements” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unadjusted Eurodollar Rate Component” means that component of the interest costs to Borrower in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

“U.S. Lender” as defined in Section 2.20(e).

“Waivable Mandatory Prepayment” as defined in Section 2.15(b).

1.2.   Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Except as set forth below, financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Borrower or Requisite Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders as reasonably requested hereunder a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3.   Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.

1.4.   Intercreditor Agreement.  All rights and obligations of the Agents and Lenders under this Agreement shall be subject to the Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Agents or Lenders pursuant to this Agreement or any other Credit Document and the exercise of any right or remedy by the Agents or Lenders hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, such conflict shall be resolved in accordance with Section 8.1 of the Intercreditor Agreement.  Any reference in this Agreement to “second priority lien” or words of similar effect in describing the security interests created hereunder or under any Credit Document shall be understood to refer to such priority as set forth in the Intercreditor Agreement.  All representations, warranties and covenants in this Agreement shall be subject to the provisions and qualifications set forth in this Section 1.4.

SECTION 2.   LOANS

2.1.   Loans.

(a)   Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date,  a Loan to Borrower in an amount equal to such Lender’s Commitment.  Borrower may make only one borrowing under the Commitments which shall be on the Closing Date.  Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder shall be paid in full no later than the Maturity Date.  Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

(b)   Borrowing Mechanics for Loans.

(i)   Borrower shall deliver to Administrative Agent by telefacsimile, electronic communication (in pdf format) or hand delivery a fully executed Funding Notice no later than one Business Day prior to the Closing Date.  Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)   Each Lender shall make its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to an account designated in writing to Administrative Agent by Borrower.

2.2.   Intentionally Omitted.

2.3.   Intentionally Omitted.

2.4.   Intentionally Omitted.

2.5.   Pro Rata Shares; Availability of Funds.

(a)   Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)   Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Closing Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans.  Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6.   Use of Proceeds.  The proceeds of the Loans, together with the proceeds of the loans to be made under the First Lien Credit Agreement on the Closing Date, shall be applied by

Borrower to fund (a) in part, the Acquisition pursuant to the Acquisition Agreement, including the refinancing or retiring of certain existing Indebtedness for borrowed money of the Acquired Business and (b) the payment of fees, commissions and expenses in connection therewith and in connection with the financing of the foregoing, including fees under Section 2.11(a).  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.7.   Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)   Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)   Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan.  Borrower hereby designates LCPI to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent LCPI serves in such capacity, LCPI and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)   Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note to evidence such Lender’s Loan.

2.8.   Interest on Loans.

(a)   Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)   if a Base Rate Loan, at the Base Rate plus 6.00% per annum; or

(ii)   if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus 7.00% per annum.

(b)   The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the earlier of (i) the date that GSCP notifies Borrower that the primary syndication of the Loans has been completed, in accordance with the terms of the Fee Letter, and (ii) 90 days after the Closing Date, the Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)   In connection with Eurodollar Rate Loans there shall be no more than twelve (12) Interest Periods outstanding at any time.  In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)   Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)   Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.9.   Conversion/Continuation.

(a)   Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i)   to convert at any time all or any part of any Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii)   upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b)   Borrower shall deliver by telefacsimile, electronic communication (in pdf format) or hand delivery a fully executed Conversion/Continuation Notice to Administrative Agent no later than (i) 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and (ii) 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.10.   Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), the overdue principal amount of all Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any overdue fees or other overdue amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such overdue fees and other overdue amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11.   Fees.

(a)   Borrower agrees to pay on the Closing Date to each Lender who is a party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Loan as part of the initial funding to be made on the Closing Date, a closing fee in an amount equal to 10.00% of the stated principal amount of such Lender’s Loan, payable to such Lender from, at Borrower’s option, the proceeds of its Loans as and when funded on the Closing Date and/or the proceeds of loans under the First Lien Credit Agreement made on the Closing Date.  Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(b)   In addition to the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12.   Payment at Maturity.  The Loans, together with all other amounts owed hereunder with respect thereto, shall be paid in full no later than the Maturity Date.

2.13.   Voluntary Prepayments; Make-Whole Premium; Call Premium.

(a)   Voluntary Prepayments.

(i)   Subject to paragraphs (b) and (c) below, at any time and from time to time after the Discharge of First Lien Obligations:

(1)           with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and

(2)           with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)   All such prepayments shall be made:

(1)           upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)           upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Loans by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice and any additional amounts required pursuant to clause (b) or (c) below shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b)   Make-Whole Premium.  In the event that the Loans are prepaid as a result of a voluntary or mandatory prepayment (other than as a result of a prepayment under Section 2.14(b) or (d)) at any time prior to the third anniversary of the Closing Date, Borrower shall pay Lenders a prepayment premium equal to the Make-Whole Premium.

(c)   Call Premium.  In the event all or any portion of the Loans are repaid pursuant to Section 2.13(a), 2.14(a) or 2.14(c) on or after the third anniversary of the Closing Date and prior to the sixth anniversary of the Closing Date, such repayments will be made at (i) 105.0% of the amount repaid if such repayment occurs on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, (ii) 103.0% of the amount repaid if such repayment occurs on or after the fourth anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date, and (iii) 101.0% of the amount repaid if such repayment occurs on or after the fifth anniversary of the Closing Date and prior to the sixth anniversary of the Closing Date.

2.14.   Mandatory Prepayments.

(a)   Asset Sales.  Subject to Section 2.15(b), no later than three (3) Business Days following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15 in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within one year of receipt thereof in Real Estate Assets, equipment or other long-term tangible assets useful in the business of Borrower and its Subsidiaries.

(b)   Insurance/Condemnation Proceeds.  Subject to Section 2.15(b), no later than three (3) Business Days following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15 in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one year of receipt thereof in Real Estate Assets, equipment or other long-term tangible assets useful in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.

(c)   Issuance of Debt.  Subject to Section 2.15(b), no later than three (3) Business Days following the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans as set forth in Section 2.15 in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable fees, costs and expenses associated therewith, including reasonable legal fees and expenses.

(d)   Consolidated Excess Cash Flow.  Subject to Section 2.15(b), in the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2008 (but only to the extent of Consolidated Excess Cash Flow resulting from operations of the Acquired Business after the Acquisition)), Borrower shall, no later than ninety-five days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15 in an aggregate amount equal to (i) 75% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans and voluntary repayments of the Loans (as defined in the First Lien Credit Agreement) made from operating cash flow (excluding repayments of Revolving Loans or Swing Line Loans (each as defined in the First Lien Credit Agreement) except (x) to the extent the Revolving Commitments (as defined in the First Lien Credit Agreement) are permanently reduced in connection with such repayments or (y) to the extent the proceeds thereof are used to fund fees under Section 2.11(d) of the First Lien Credit Agreement or under Section 2.11(a) hereof); provided, that if, as of the last day of the most recently ended Fiscal Year, the Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be (A) 3.00:1.00 or less but greater than 2.50:1.00, Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans and voluntary repayments of the Loans (as defined in the First Lien Credit Agreement) made from operating cash flow (excluding repayments of Revolving Loans or Swing Line Loans (each as defined in the First Lien Credit Agreement) except (x) to the extent the Revolving Commitments (as defined in the First Lien Credit Agreement) are permanently reduced in connection with such repayments or (y) to the extent the proceeds thereof are used to fund fees under Section 2.11(d) of the First Lien Credit Agreement or under Section 2.11(a) hereof); (B) 2.50:1.00 or less but greater than 2.00:1.00, Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans and voluntary repayments of the Loans (as defined in the First Lien Credit Agreement) made from operating cash flow (excluding repayments of Revolving Loans or Swing Line Loans (each as defined in the First Lien Credit Agreement) except (x) to the extent the Revolving Commitments (as defined in the First Lien Credit Agreement) are permanently reduced in connection with such repayments or (y) to the extent the proceeds thereof are used to fund fees under Section 2.11(d) of the First Lien Credit Agreement or under Section 2.11(a) hereof); or (C) 2.00:1.00 or less, Borrower shall not be required to make any prepayments otherwise required hereby.

(e)   Restrictions on Prepayments.  Notwithstanding the foregoing provisions of this Section 2.14, no mandatory prepayment of the Loans shall be made pursuant to this Section 2.14 (i) to the extent that such net proceeds or Consolidated Excess Cash Flow are applied to prepay amounts outstanding under, or to permanently reduce revolving commitments under, the First Lien Credit Agreement to the extent and in the payment priority required thereunder and (ii) except as required by Section 2.15(b) or 2.15(c) of the First Lien Credit Agreement, unless otherwise consented to by Borrower and requisite lenders under the First Lien Credit Agreement.

(f)   Prepayment Certificate.  Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(d), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net cash proceeds or Consolidated Excess Cash Flow, as the case may be.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.15.   Application of Prepayments.

(a)   Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  Any prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

(b)   Waivable Mandatory Prepayment.  Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Borrower is required to make such Waivable Mandatory Prepayment, Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount.  Each such Lender may exercise such option by giving written notice to Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Required Prepayment Date, Borrower shall pay to Administrative Agent that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied in accordance with Section 2.15(a)), unless otherwise consented to by Requisite Lenders.  To the extent any remaining amount of the Waivable Mandatory Prepayment constitutes Consolidated Excess Cash Flow, such amount shall be prepaid in accordance with Section 2.14(d) of the First Lien Credit Agreement, without giving effect to Section 2.15(c) of the First Lien Credit Agreement.  Any remaining amount of the Waivable Mandatory Prepayment not constituting Consolidated Excess Cash Flow shall be retained by Borrower and used for any purpose not prohibited by this Agreement or the other Credit Documents.

2.16.   General Provisions Regarding Payments.

(a)   All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)   All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)   Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)   Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)   Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)   Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose); provided that, prior to the Administrative Agent charging any such accounts, Administrative Agent shall provide Borrower with written notice of such charge.

(g)   Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.

Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h)   Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.17.   Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18.   Making or Maintaining Eurodollar Rate Loans.

(a)   Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b)   Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile, electronic communication or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)   Compensation for Breakage or Non-Commencement of Interest Periods.  Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)   Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)   Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19.   Increased Costs; Capital Adequacy.

(a)   Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax or changes the basis of taxation of payments to the Lender (other than, in each case, any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall pay within 10 days to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)   Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 10 days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts (including Taxes on payments made pursuant to this Section 2.19(b)) as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided that, Borrower shall not be under any obligation to compensate any Lender with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request; provided further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any change in law within such 180-day period.  Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20.   Taxes; Withholding, etc.

(a)   Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)   Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date an amount equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.  Notwithstanding anything to the contrary in this Agreement, no Credit Party shall be required to indemnify or pay any additional amount to Administrative Agent or any Lender under Section 2.20 to the extent that such obligation is imposed on amounts payable to Administrative Agent or such Lender at the time such Person becomes a party to this Agreement.

(c)   Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) or (b) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)   Indemnification by Borrower.  Borrower shall indemnify, without duplication, Administrative Agent and each Lender within ten days after written demand therefor, for the full amount of any Taxes (other than a Tax on the overall net income of any Lender) or Other Taxes paid by Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of Borrower hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e)   Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original Internal Revenue Service Forms W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original Internal Revenue Service Forms W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.  Borrower shall not be required to indemnify or pay any additional amount to Administrative Agent or any Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the first or second sentence of this Section 2.20(e), or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first or second sentence of this Section 2.20(e) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(e) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.  Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally entitled to deliver.

(f)   Refunds.  If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Tax as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.20 with respect to the Tax giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

2.21.   Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the existing internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be reduced and if, as determined by such Lender in its discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all reasonable out-of-pocket incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22.   Intentionally Omitted.

2.23.   Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment to which Section 2.13(c) applies and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

SECTION 3.   CONDITIONS PRECEDENT

3.1.   Closing Date.  The obligation of each Lender to make a Credit Extension on the Closing Date is subject to each Agent’s satisfaction, or waiver, of the following conditions on or before the Closing Date:

(a)   Credit Documents.  Administrative Agent shall have received either (i) sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telefacsimile or electronic communication of copies of executed signature pages of each Credit Document) that each applicable Credit Party has signed a counterpart of each Credit Document to which it is a party..

(b)   Organizational Documents; Incumbency.  Administrative Agent shall have received originals or copies of (i) each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each material jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.

(c)   Capitalization of Holdings and Borrower.  On or before the Closing Date, Holdings or Borrower, as applicable, shall have received (i) the Equity Contribution and (ii) at least $725,000,000 of gross proceeds from the initial borrowings under the First Lien Credit Agreement, and Administrative Agent shall have received executed copies of all documentation relating to the First Lien Credit Agreement, in form and substance reasonably satisfactory to it.

(d)   Consummation of Transactions Contemplated by Related Agreements.

(i)   (1) All conditions (other than those which the failure to satisfy would not have an adverse effect on the Lenders) to the Acquisition set forth in the Acquisition Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent and Syndication Agent, (2) the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement and (3) the Acquisition shall have been approved by the shareholders of Parent in accordance with its certificate of incorporation and the shareholders of Parent shall not have exercised conversion rights with respect to more than 40% of the shares issued in Parent’s initial public offering.

(ii)   Administrative Agent and Syndication Agent shall each have received a fully executed or conformed copy of the Acquisition Agreement (including the schedules and exhibits thereto) and any material documents executed in connection therewith.  Each Related Agreement shall be in full force and effect, and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent or Syndication Agent to be adverse to the Lenders, in each case without the consent of Administrative Agent and Syndication Agent.

(e)   Existing Indebtedness; No Default.  On the Closing Date, Boise Cascade, L.L.C. shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent and Syndication Agent all customary payoff letters necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, (iv) made arrangements reasonably satisfactory to Administrative Agent and Syndication Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit (under and as defined in the First Lien Credit Agreement) to support the obligations of Holdings and its Subsidiaries with respect thereto, and (v) caused the release of guarantees, if any, of Holdings and its Subsidiaries of the $400,000,000 senior subordinated notes due 2014 issued by Boise Cascade, L.L.C. and Boise Cascade Finance Corporation.  No default shall have occurred and be continuing on the Closing Date under any material Indebtedness of Holdings or any of its Subsidiaries that will remain outstanding after the Closing Date.

(f)   Funds Flow Memorandum.  On or prior to the Closing Date, Borrower shall have delivered to Administrative Agent a funds flow memorandum.

(g)   Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all material consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h)   Real Estate Assets.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Guarantor:

(i)   fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(h) (each, a “Closing Date Mortgaged Property’’);

(ii)   an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent; provided that any counsel used in connection with the creation of Liens securing Existing Indebtedness shall be deemed to be reasonably satisfactory to the Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii)   in the case of each Leasehold Property that is a Closing Date Mortgaged Property, (1) a Landlord Consent and Estoppel and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iv)   (A)  ALTA mortgagee title insurance policies or unconditional commitments therefor issued by First American Title Insurance Company or one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence reasonably satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(v)   flood certifications with respect to all Closing Date Mortgaged Properties and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent; and

(vi)   surveys (which may be ALTA surveys or surveys in the form of Express Maps prepared by First American Title Insurance Company) of the Closing Date Mortgaged Properties identified on Schedule 3.1(h)(vi), certified to Collateral Agent and dated not more than 60 days prior to the Closing Date; provided that, “No Change” affidavits shall be accepted by the Collateral Agent in lieu of new ALTA surveys so long as the same are acceptable to the applicable title companies and the Collateral Agent is able to obtain ALTA mortgagee title insurance policies in form and substance reasonably satisfactory to Collateral Agent on the basis of the same.

Notwithstanding the foregoing, with respect to any Closing Date Mortgaged Property with respect to which the documents, opinions and actions described in clauses (i) through (vi) above have not been delivered or taken on or prior to the Closing Date, the delivery of such documents and opinions and the taking of such actions shall not constitute a condition precedent to the initial Credit Extension, and Borrower shall deliver or cause to be delivered such documents and opinions, and take or cause to be taken such other actions, as may be required under clauses (i) through (vi) above, within the periods set forth in the Post-Closing Agreement.

(i)   Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent originals or copies of:

(i)   evidence reasonably satisfactory to Collateral Agent of the compliance by each applicable Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute and deliver UCC financing statements, originals of Securities, instruments and chattel paper and their use of commercially reasonable efforts to deliver any agreements governing deposit and/or Securities accounts as provided therein);

(ii)   a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii)   fully executed Intellectual Property Security Agreements; and

(iv)   evidence that each Credit Party shall have used commercially reasonable efforts to execute and deliver or caused to be executed and delivered any other agreement, document and instrument (including (i) a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Credit Party (other than with respect to (1) the corporate headquarters of the Acquired Business and (2) any Leasehold Property containing personal property Collateral with an estimated value of less than $5,000,000) and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(j)   Financial Statements; Projections.  Arrangers shall have received from Holdings (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets and related statements of income and cash flows of Holdings and its Subsidiaries as at December 31, 2007, and reflecting the consummation of the Acquisition, the relating financings and the other transactions contemplated by the Credit Documents and the First Lien Credit Agreement to occur on or prior to the Closing Date, which pro forma financial statements shall meet the requirements of Regulation S-X for Form S-1 registration statements (other than (A) the adjustments to Consolidated Adjusted EBITDA set forth in clauses (e) through (j) of the definition thereof, (B) as required by Rule 3-10 of Regulation S-X and (C) other adjustments as Arrangers and Borrower have agreed are appropriate prior to the Closing Date), and (iii) the Projections.

(k)   Evidence of Insurance.  Collateral Agent shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(l)   Opinions of Counsel to Credit Parties.  Lenders and their respective counsel shall have received executed originals or copies of the favorable written opinions of (i) Kirkland & Ellis LLP, counsel for Credit Parties (other than Holdings, Aldabra and Minnesota, Dakota & Western Railway Company (“MDWR”), (ii) Kramer Levin Naftalis & Frankel LLP, counsel for Holdings and Aldabra and (iii) Parinsen, Kaplan, Rosberg & Gotlieb P.A., counsel to MDWR, in each case as to such matters as Administrative Agent or Syndication Agent may reasonably request, dated as of the Closing Date in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(m)   Compliance with Commitment Letter and Fee Letter.  Borrower shall have paid to Agents and Lenders, as the case may be, the fees payable on the Closing Date referred to in Sections 2.11(a) and (b) and shall have complied in all material respects with all of its other obligations under the Commitment Letter and the Fee Letter.

(n)   Solvency Certificate.  On the Closing, Date Administrative Agent and Syndication Agent shall have received a Solvency Certificate from Borrower in form, scope and substance reasonably satisfactory to Administrative Agent and Syndication Agent, and demonstrating that after giving effect to the consummation of the Acquisition and the initial borrowings hereunder and under the First Lien Credit Agreement, Borrower and its Subsidiaries are and will be Solvent on a consolidated basis.

(o)   Closing Date Certificate.  Borrower shall have delivered to Administrative Agent and Syndication Agent an original or copy of an executed Closing Date Certificate, together with all attachments thereto.

(p)   No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding or other legal or regulatory developments, pending or, to the knowledge of Borrower, threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Syndication Agent, individually or in the aggregate, materially impairs the Acquisition, the related transactions or the financing thereof or that seeks to impose liability on any of the Arrangers, Lenders, Holdings and/or Borrower in connection with any indebtedness of Boise Cascade, L.L.C. that is remaining outstanding after consummation of the Acquisition.

(q)   Maximum Leverage Ratio.  The ratio of (i) (A) Consolidated Total Debt as of the Closing Date after giving effect to the Acquisition, the transactions contemplated herein and under the First Lien Credit Agreement minus (B) $44,500,000 to (ii) pro forma Consolidated Adjusted EBITDA after giving effect to the Acquisition (calculated in accordance with Regulation S-X together with such additional adjustments that Arrangers agree are appropriate) for the twelve-month period ended December 31, 2007 shall not be greater than 4.29:1.00.

(r)   Patriot Act.  At least 10 days prior to the Closing Date, Arrangers shall have received all reasonably requested documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “Patriot Act”); provided, that Arrangers have made such request to Borrower at least 15 days prior to the Closing Date.

(s)   No Material Adverse Change.  Since December 31, 2006, no Material Adverse Change shall have occurred.

(t)   Funding Notice.  Administrative Agent shall have received a fully executed and delivered Funding Notice.

(u)   Representations and Warranties.  The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall have been true and correct in all respects) on and as of such earlier date; provided that, solely for the purpose of satisfying this Section 3.1(u) on the Closing Date (and not for the purpose of determining whether an Event of Default under Section 8.1(d) has occurred), any reference to Material Adverse Effect in Section 4 shall be deemed to mean a Material Adverse Change.

(v)   No Default.  No event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; provided that, solely for the purpose of satisfying this Section 3.1(v) on the Closing Date (and not for the purpose of determining whether an Event of Default under Section 8.1(c) and/or Section 8.1(e) has occurred), any reference to Material Adverse Effect in Sections 4 and 5 shall be deemed to mean a Material Adverse Change.

3.2.   Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing or continuation/conversion.  Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender, on the Closing Date (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Acquisition and the related transactions contemplated hereby):

4.1.   Organization; Requisite Power and Authority; Qualification.  Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to carry on its business as now conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2.   Equity Interests and Ownership.  The Equity Interests of each of Holdings and its Subsidiaries have been duly authorized and validly issued and are fully paid and, with respect to corporate shares, non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3.   Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4.   No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents to which they are parties do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, (ii) any of the Organizational Documents of Holdings or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for any such approval or consent (i) which will be obtained on or before the Closing Date and disclosed in writing to Lenders or (ii) where the failure to obtain such approval or consent could not reasonably be expected to have a Material Adverse Effect.

4.5.   Governmental Consents.  The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents to which they are parties do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) as otherwise set forth in the Acquisition Agreement, (b) as have been obtained or made on or prior to the date hereof and (c) for filings and recordings with respect to (i) the Collateral to be made or otherwise delivered to Collateral Agent for filing and/or recordation and (ii) the collateral for the First Lien Credit Agreement to be made or otherwise delivered to the First Lien Collateral Agent for filing and/or recordation.

4.6.   Binding Obligation.  This Agreement has been duly executed and delivered by each Credit Party that is a party hereto and constitutes, and each other Credit Document to which any Credit Party is a party, when executed and delivered by such Credit Party will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law.

4.7.   Historical Financial Statements.  The Historical Financial Statements set forth in (a) clauses (i) and (ii) of the definition thereof were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the absence of footnotes and changes resulting from audit and normal year-end adjustments and (b) clause (iii) of the definition thereof were prepared with the customary accounting methods, policies, practices and procedures, including classification and estimation methodology, used by Boise Cascade, L.L.C. and its parent company with respect to Boise White Paper, L.L.C. and Boise Packaging & Newsprint, L.L.C. during their annual and interim accounting periods from January 1, 2005 through the date hereof.  As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, assets or financial condition of Holdings and any of its Subsidiaries taken as a whole as required by GAAP.

4.8.   Projections.  On and as of the Closing Date, the projections of Holdings and its Subsidiaries for the period of Fiscal Year 2008 through and including Fiscal Year 2012 (the “Projections”) are based on good faith estimates and assumptions (including estimates from third party sources) believed to be reasonable by the management of Holdings at the time of preparation; provided, the Projections are not to be viewed as facts, and it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond Holdings’ and its Subsidiaries’ control, that no assurance can be given that such Projections will be realized, that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings believed that the Projections were reasonable and attainable at the time of preparation.

4.9.   No Material Adverse Change.  Since December 31, 2006, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10.   Reserved.

4.11.   Adverse Proceedings, etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

4.12.   Payment of Taxes.  Except as otherwise permitted under Section 5.3, all federal and state income tax returns and all other material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Holdings knows of no proposed tax assessment against Holdings or any of its Subsidiaries except for any such assessment for which appropriate reserves have been established in accordance with GAAP or that is being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, in each case, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13.   Properties.

(a)   Title.  Each of Holdings and its Subsidiaries has good and marketable fee or leasehold, as applicable, title to all of their respective properties and assets (other than Intellectual Property) reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for (w) Real Estate listed on Schedule 4.13(a) with respect to which a binding contract of sale has been entered into on or prior to the Closing Date, (x) assets disposed of since the date of such financial statements in the ordinary course of business, (y) minor defects in title that do not interfere with their ability to conduct their respective businesses as currently conducted or to utilize such properties for their intended purposes or (z) as otherwise permitted under Section 6.8.  With respect to Intellectual Property, the representations and warranties set forth in Section 5.7(a) of the Pledge and Security Agreement are incorporated in this Section 4.13(a).  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)   Real Estate.  As of the Closing Date, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets (excluding leases and subleases with rental payments of less than $100,000 per year), and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) with rental payments in excess of $100,000 per year affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14.   Environmental Matters.  Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law where the subject of such letter or request could reasonably be expected to result in a Material Adverse Effect.  There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, which, in either case, could reasonably be expected to result in a Material Adverse Effect.  Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15.   No Defaults.  Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16.   Material Contracts.  Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such

Material Contracts are in full force and effect and no defaults exist thereunder as of the Closing Date.

4.17.   Governmental Regulation.  Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.   Margin Stock.  Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to any Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.19.   Employee Matters.  Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of Holdings and Borrower, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20.   Employee Benefit Plans.   Except as could not reasonably be expected to result in a Material Adverse Effect, Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan.  Other than with respect to any retirement plans newly adopted or spun-off as contemplated under the Acquisition Agreement, each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified or has a determination letter request pending with the Internal Revenue Service and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status.  No liability (i) to the PBGC (other than required premium payments) or the Internal Revenue Service, in either case, with respect to any Employee Benefit Plan, or (ii) to any Employee Benefit Plan or any trust established under Title IV of ERISA, in any case, has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates, except as could not reasonably be expected to result in a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The aggregate liability of Holdings and its Subsidiaries with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106 does not exceed $5,000,000.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that, if required to be paid, would reasonably be expected to result in a Material Adverse Effect.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, could not reasonably be expected to result in a Material Adverse Effect. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21.   Certain Fees.  As of the Closing Date, no broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Related Agreements, except (i) as payable to (a) the Agents and the Lenders and (b) the agents and lenders party to the First Lien Credit Agreement and related documents thereto and (ii) as set forth on Schedule 4.21.

4.22.   Solvency.  As of the Closing Date, the Credit Parties are Solvent on a consolidated basis.

4.23.   Related Agreements.  Holdings and Borrower have delivered to Administrative Agent and Syndication Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

4.24.   Compliance with Statutes, etc.  Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations, orders, final judgments, writs, injunctions, decrees and rules of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25.   Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements (other than projections and pro forma financial information contained in such materials) furnished to any

Agent or Lender by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions (including estimates from third party sources) believed by Holdings or Borrower to be reasonable at the time of preparation, it being recognized by Lenders that such projections as to future events are not to be viewed as facts, that such projections as to future events are subject to significant uncertainties and contingencies, many of which are beyond Holdings’ and its Subsidiaries’ control, that no assurance can be given that such projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results.  As of the Closing Date, there are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein, in the definitive proxy statement mailed to stockholders of Parent or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.26.   Patriot Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.   AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until payment in full of all Obligations (other than contingent obligations for which no claim has been made), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1.   Financial Statements and Other Reports.  Holdings will deliver to Administrative Agent for the benefit of the Lenders:

(a)   Reserved.

(b)   Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, during any time that Holdings or Borrower is subject to the periodic reporting requirements of the Exchange Act, such shorter period as the Securities and Exchange Commission shall specify for the filing of quarterly reports on Form 10-Q), commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter in the form required to be prepared if such financial statements were included in a Form 10-Q and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and, at any time Parent (x) fails to file its quarterly report on Form 10-Q with the Securities and Exchange Commission, (y) ceases to be required to make filings with the Securities and Exchange Commission or (z) acquires any entity other than a Credit Party or a Subsidiary thereof, a Narrative Report with respect thereto;

(c)   Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each Fiscal Year (or, during any time that Holdings or Borrower is subject to the periodic reporting requirements of the Exchange Act, such shorter period as the Securities and Exchange Commission shall specify for the filing of annual reports on Form 10-K), commencing with the Fiscal Year ended December 31, 2007, (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year in the form required to be prepared if such financial statements were included in a Form 10-K, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and, at any time Parent (x) fails to file its annual report on Form 10-K with the Securities and Exchange Commission, (y) ceases to be required to make filings with the Securities and Exchange Commission or (z) acquires any entity other than a Credit Party or a Subsidiary thereof, a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by Holdings, (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.7 of this Agreement and the related definitions and (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.7 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof;

(d)   Compliance Certificate.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)   Reserved.

(f)   Notice of Default.  Promptly upon any Authorized Officer of Holdings or Borrower obtaining knowledge (i) of any occurrence of any Default or any Event of Default or that notice has been given to Holdings or Borrower with respect thereto or (ii) of the occurrence of any event or change that has caused or results in, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g)   Notice of Litigation.  Promptly upon any Authorized Officer of Holdings or Borrower obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to impose liability on any of the Arrangers, Lenders, Holdings and/or Borrower in connection with any indebtedness of Boise Cascade, L.L.C. that is remaining outstanding after consummation of the Acquisition, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Borrower to enable Lenders and their counsel to evaluate such matters;

(h)   ERISA.  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon reasonable request by the Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)   Financial Plan.  As soon as practicable and in any event no later than forty-five days after the beginning of each Fiscal Year beginning with the Fiscal year commencing January 1, 2009, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each quarter of each such Fiscal Year;

(j)   Insurance Certificates.  Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Section 5.1(c), a certificate from Borrower’s insurance broker(s) in form and substance reasonably satisfactory to Administrative Agent updating the certificates delivered pursuant to Section 3.1(k);

(k)   Notice Regarding Material Contracts.  Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(k)), and an explanation of any actions being taken with respect thereto;

(l)   Information Regarding Collateral.  (a)  Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number (if any).  Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or have been prepared and delivered to the Collateral Agent for filing) under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents.  Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(m)   Annual Collateral Verification.  Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;

(n)   Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(o)   Certification of Public Information.  Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Holdings shall indicate in writing whether such document or notice contains Nonpublic Information.  Holdings and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders.  If Holdings has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Nonpublic Information, Administrative Agent shall deem such information to be Nonpublic Information until confirmed otherwise by Holdings (such confirmation not to be unreasonably withheld or delayed) and shall not post such document or notice on that portion of the Platform designated for Lenders who do not wish to receive material nonpublic information with respect to Holdings, its Subsidiaries and their Securities.

5.2.   Existence.  Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve, renew and keep in full force and effect its (i) existence and (ii) all rights and franchises, licenses and permits, and Intellectual Property material to the conduct of its business, except in the case of clause (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.3.   Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

5.4.   Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted and subject to casualty and condemnation events (in which case such property shall be repaired or replaced as promptly as practicable), all material tangible properties used or useful in the business of Holdings and its Subsidiaries.

5.5.   Insurance.  Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) in the case of each public liability insurance policy and, if available from the relevant insurance carrier, each casualty insurance policy, name Collateral Agent, on behalf of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provides that insurer shall endeavor to give at least thirty days’ (10 days’ in the case of non-payment of premium) prior written notice to Collateral Agent of any modification or cancellation of such policy.  Notwithstanding anything to the contrary set forth in this Section, so long as no Default or Event of Default shall have occurred and be continuing, upon notice from Borrower that it or one or more of its Subsidiaries shall exercise the reinvestment option described in Section 2.14(b), the Collateral Agent shall promptly turn over to Borrower any insurance proceeds received pursuant to this Section.

5.6.   Books and Records; Inspections.  Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and (so long as a representative of Holdings or Borrower has been afforded a reasonable opportunity to be present at such discussions) independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, unless a Default has occurred and is continuing, Borrower shall not be required to pay the expense of any such visit by a representative of a Lender, and shall only be required to pay the expense of two such visits by a representative of Administrative Agent during any Fiscal Year.

5.7.   Lenders Meetings.  Holdings and Borrower will, upon the reasonable request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

5.8.   Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9.   Environmental.

(a)   Environmental Disclosure.  Holdings will deliver to Administrative Agent and Lenders:

(i)   as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims that could reasonably be expected to result in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $5,000,000;

(ii)   promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to give rise to Environmental Claims resulting in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $5,000,000, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims that could reasonably be expected to result in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $5,000,000, or (B) any Environmental Claims that could reasonably be expected to result in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $5,000,000, and (3) Holdings’ or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Estate Asset that could cause such Real Estate Asset or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)   as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that could reasonably be expected to result in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $5,000,000, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency that could reasonably be expected to give rise to Environmental Claims resulting in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $5,000,000, and (3) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to give rise to Environmental Claims resulting in

Holdings or any of its Subsidiaries incurring liability or expenses in excess of $5,000,000;

(iv)   prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $5,000,000 or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws that could reasonably be expected to result in Holdings or any of its Subsidiaries incurring liability or expenses in excess of $5,000,000; and

(v)   with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)   Hazardous Materials Activities, Etc.  Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.   Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of Borrower, Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(h), 3.1(i), and if reasonably required by the Administrative Agent, 3.1(l).  In the event that any Person becomes a first-tier Foreign Subsidiary of Borrower, and the ownership interests of such Foreign Subsidiary are owned by Borrower or by any Domestic Subsidiary thereof, Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b)(i), and Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(i)(i) necessary to grant and to perfect a Second Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, in 65% of such ownership interests under the Pledge and Security Agreement and any local law pledge agreements reasonably required by Collateral Agent.  With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11.   Additional Material Real Estate Assets.  In the event that any Credit Party acquires a Material Real Estate Asset or the Credit Parties have knowledge (it being understood that Borrower shall internally evaluate the value of Real Estate Assets on an annual basis) that a Real Estate Asset owned or leased on the Closing Date has become a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(h) and 3.1(i), together with environmental reports, with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in such Material Real Estate Assets.  In addition to the foregoing, Borrower shall, at the reasonable request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12.   Reserved.

5.13.   Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly (i) execute, acknowledge and deliver and thereafter register, file or record in an appropriate governmental office such further documents and do such other acts and things as Administrative Agent or Collateral Agent deems reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other liens except as permitted by the applicable Collateral Document, (ii) deliver to the Administrative Agent and the Collateral Agent such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents, and (iii) upon the exercise by the Administrative Agent, the Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, Collateral Agent or the Lenders may be so required to obtain.  In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Equity Interests of Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents).

5.14.   Miscellaneous Covenants.  Unless otherwise consented to by Requisite Lenders:

(a)           Maintenance of Ratings.  At all times, Borrower shall use commercially reasonable efforts to maintain ratings (but not specific ratings levels) issued by Moody’s and S&P with respect to itself and its senior secured debt.

(b)           Cash Management Systems.  Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent.

SECTION 6.   NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until payment in full of all Obligations (other than contingent obligations for which no claim has been made), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1.   Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)   the Obligations;

(b)   Indebtedness of any Subsidiary to Borrower or to any other Subsidiary, or of Borrower to any Subsidiary; provided, (i) all such Indebtedness owed to any Credit Party shall be evidenced by the Intercompany Note, which shall be subject to a Second Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and, in the case of Indebtedness owed to any Credit Party, subordinated in right of payment to the payment in full of the Obligations (other than contingent obligations for which no claim has been made) pursuant to the terms of the Intercompany Note, (iii) any payment by any Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) Indebtedness of any Subsidiary that is not a Credit Party to Borrower or any Guarantor Subsidiary shall be subject to Section 6.6(m);

(c)   (i) Indebtedness and other Obligations (other than with respect to Hedge Agreements and Treasury Services Agreements) under and as defined in the First Lien Credit Agreement and related documents in an aggregate principal amount not to exceed $1,072,500,000 and (ii) Indebtedness of Borrower and/or any of its Subsidiaries under Hedge Agreements and Treasury Services Agreements;

(d)   Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition and earn-out obligations incurred in connection with any Permitted Acquisition), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with the Acquisition, Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(e)   Indebtedness of Holdings or any of its Subsidiaries which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f)   Indebtedness of Borrower or any of its Subsidiaries in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g)   guaranties by Holdings or any of its Subsidiaries in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;

(h)   guaranties by Borrower of Indebtedness of a Subsidiary or guaranties by a Subsidiary of Indebtedness of Borrower or another Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations and (ii) guaranties by any Credit Party of Indebtedness of any Subsidiary that is not a Credit Party shall be subject to Section 6.6(m);

(i)   Indebtedness described in Schedule 6.1 (including Indebtedness required to be assumed or incurred pursuant to the Acquisition Agreement), but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j)   Indebtedness of Borrower or any of its Subsidiaries with respect to Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed at any time $57,500,000; provided, any such purchase money Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;

(k)   (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed $57,500,000 at any one time outstanding; provided that such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided, that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (2) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced; and

(l)   senior unsecured Indebtedness of Borrower or any Subsidiary in an aggregate amount not to exceed $57,500,000 at any one time outstanding; provided that (A) such Indebtedness is in respect of promissory notes or other debt securities issued as consideration for a Permitted Acquisition or is in respect of borrowed money, the proceeds of which are promptly applied as consideration for a Permitted Acquisition or to the satisfaction of any obligation permitted under Section 6.1(d), (B) no Default shall have occurred and be continuing at the time of and after giving effect to the incurrence of such Indebtedness, and (C) prior to the incurrence of such Indebtedness Borrower shall have delivered to Administrative Agent a certificate of an Authorized Officer describing the Indebtedness to be incurred (and attaching true and correct copies of the documentation therefor) and the relevant Permitted Acquisition and certifying satisfaction of the requirements set forth in clauses (A) and (B);

(m)   Indebtedness in an aggregate principal amount not to exceed $115,000,000 that is (i) subordinated to the Obligations on terms customary at the time for high-yield subordinated debt securities issued in a public offering, (ii) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (iii) hereof), (iii) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to Borrower as the terms and conditions customary at the time for high-yield subordinated debt securities issued in a public offering and (iv) is incurred by Borrower or a Guarantor (other than Holdings); provided that (1) both immediately prior to and after giving effect to the incurrence thereof, (x) no Default shall exist or result therefrom and (y) Holdings will be in compliance with the covenants set forth in Section 6.7 and provided further that a certificate of an Authorized Officer delivered to Administrative Agent at least ten days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the requirements of this clause (m) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Administrative Agent notifies Holdings within five days of receipt of such certificate that it disagrees with such determination;

(n)   the guarantee obligations under the subordinated guaranty made in favor of Boise Cascade, L.L.C. to be entered into in connection with the issuance of the subordinated promissory note issued to Boise Cascade, L.L.C. as payment of a portion of the consideration for the Acquisition, which subordinated guaranty shall be in form and substance reasonably satisfactory to Administrative Agent;

(o)   obligations of Borrower or any of its Subsidiaries under any Interest Rate Agreement, Currency Agreement or Commodity Agreement; provided, that such obligations shall be unsecured to the extent such obligations are made in favor of any Person other than a Lender Counterparty (as defined in the First Lien Credit Agreement);

(p)   Indebtedness of Borrower or any of its Subsidiaries incurred in the ordinary course of business in connection with the financing of insurance premiums;

(q)   commercial letter of credit facilities in an aggregate amount not to exceed $115,000 at any time outstanding; and

(r)   other unsecured Indebtedness of Borrower and its Subsidiaries (including Indebtedness of Foreign Subsidiaries) in an aggregate amount not to exceed at any time $28,750,000.

6.2.   Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired or any income, profits or royalties therefrom, except:

(a)   Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)   Liens for Taxes which are not yet due and payable or which are being contested in compliance with Section 5.3;

(c)   statutory Liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue for more than thirty (30) days or (ii) for amounts that are overdue for a period in excess of thirty (30) days that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)   Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)   easements, rights-of-way, restrictions, encroachments, and similar encumbrances and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(f)   any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)   Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or consignments or similar arrangements entered into in the ordinary course of business;

(i)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)   any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)   (i) licenses of Intellectual Property granted by Holdings or any of its Subsidiaries in the ordinary course of business or not interfering in any respect with the ordinary conduct of, or not materially detracting from the value of, the business of Borrower or such Subsidiary and (ii) Exclusive IP Licenses to the extent permitted under Section 6.8;

(l)   Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(h)(iv) and any modifications, replacements, renewals or extensions thereof; provided that any such modification, replacement, renewal or extension of such Liens shall (x) encumber only those assets which were encumbered by the original Lien and (y) only secure Indebtedness permitted by Section 6.1;

(m)   Liens on collateral securing obligations under the First Lien Credit Agreement, the other Credit Documents (as defined in the First Lien Credit Agreement), Hedge Agreements and Treasury Services Agreements;

(n)   Liens securing Indebtedness permitted pursuant to Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(o)   Liens securing Indebtedness permitted pursuant to Section 6.1(k); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secured on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and refinancings thereof permitted under Section 6.1(l)(ii);

(p)   Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)   obligations with respect to repurchase agreements of the type described in clause (vi) of the definition of Cash Equivalents;

(r)   Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default;

(s)   Liens arising solely under Article 4 of the UCC relating to collection on items in connection and documents and proceeds related thereto;

(t)   statutory rights and other customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC of banks or other financial institutions where Borrower or any Subsidiary maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(u)   Liens on the goods and assets being shipped in reliance on commercial letters of credit issued under commercial letter of credit facilities permitted under Section 6.1(q); and

(v)   other Liens securing Indebtedness in an aggregate amount not to exceed $17,250,000 at any time outstanding.

6.3.   No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions contained in the Credit Documents and the First Lien Credit Agreement or any related documents, (c) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, sales and procurement contracts and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, joint venture agreements or similar agreements, as the case may be) or in connection with sale and lease-back transactions permitted under Section 6.10, (d) restrictions and conditions imposed by law, (e) restrictions in Contractual Obligations identified on Schedule 6.3, (f) restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement secured by Liens permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its Subsidiaries or the property or assets intended to secure such Indebtedness, (g) Contractual Obligations binding on a Subsidiary acquired by any Credit Party in a Permitted Acquisition at the time such Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary, (h) restrictions on cash deposits imposed by vendors under contracts entered into in the ordinary course of business, (i) restrictions on cash deposits made by customers in the ordinary course of business that are subject to return to such customers and (j) any restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Contractual Obligations or Indebtedness referred to in clauses (a) through (i) above; provided that, such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien in favor of the Lenders upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4.   Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) Intentionally Omitted;

(b) Borrower or any of its Subsidiaries may make Restricted Junior Payments to Holdings, the proceeds of which will be used by Holdings for distributions to Parent to (i) pay franchise taxes and other fees, taxes and expenses required to maintain Parent’s corporate existence and (ii) permit Parent to discharge its income tax liability, if any, associated solely with the consolidated taxable income of Holdings and its Subsidiaries which Parent must take into account in calculating its own income tax liability; provided that any such amounts received from Borrower or Holdings shall be paid over to the appropriate taxing authority within 60 days of the direct or indirect parent’s receipt of such amounts or refunded to Borrower or Holdings, as the case may be,

(c) Borrower or any of its Subsidiaries may make Restricted Junior Payments to Holdings, the proceeds of which will be used by Holdings for distributions to Parent to pay (i) general corporate operating and overhead costs and expenses of Parent to the extent such costs and expenses are reasonably attributable to the ownership or operation of Holdings and its Subsidiaries, (ii) reasonable and customary salary, bonus and other benefits payable to officers and employees of Parent to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operation of Holdings and its Subsidiaries and (iii) fees and expenses (other than to Affiliates of Holdings) related to any secondary equity or debt offering or any unsuccessful primary equity or debt offering of Parent to the extent the offering memorandum with respect to such equity or debt offering provided that the proceeds of such equity or debt offering were to be contributed to Holdings or its Subsidiaries, in an aggregate amount with respect to this clause (c) not exceeding an amount during any Fiscal Year equal to the sum of (A) $5,750,000 and (B) the amount of any net cash proceeds received from the issuance of Equity Interests by, or capital contributions made to, Holdings after the Closing Date and not used to make a Specified Investment within 90 days following receipt thereof (plus any such amount permitted without giving effect to this parenthetical in the immediately preceding Fiscal Year but not so utilized);

(d) Borrower or any of its Subsidiaries may make Restricted Junior Payments to Holdings, the proceeds of which will be used by Holdings for distributions to Parent (i) to pay reasonable and customary fees payable to any directors of Parent and reimbursement of reasonable out-of-pocket costs of the directors of Parent in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of Holdings and its Subsidiaries, (ii) to pay reasonable and customary indemnities to directors, officers and employees of Parent in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of Holdings and its Subsidiaries, (iii) to pay cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent in an aggregate amount not exceeding $57,500 during any Fiscal Year, (iv) to pay amounts due in accordance with the Acquisition Agreement, and (v) to the extent necessary to permit Parent to discharge its other permitted liabilities in an aggregate amount not to exceed $1,725,000 so long as Parent applies the amount of any such Restricted Junior Payment for such purpose;

(e) Borrower and its Subsidiaries may make Restricted Junior Payments to Holdings, the proceeds of which will be used by Holdings for distributions to Parent, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and its Subsidiaries and to fund any repurchase or redemption by Parent of its Equity Interests from former members of management, former employees, former consultants, or former directors of the Credit Parties or their respective estates, spouses, former spouses, family members or other permitted transferees; provided that the aggregate amount applied for all such purposes shall not exceed $17,250,000 during any Fiscal Year;

(f) Borrower or any of its Subsidiaries may make Restricted Junior Payments to Holdings to pay reasonable and customary salary, bonus and other benefits payable to officers and employees of Holdings,

(g) any Credit Party may refinance Indebtedness to the extent permitted by Section 6.1;

(h) so long as no Event of Default has occurred and is continuing, any Credit Party may make payments in respect of intercompany Indebtedness; and

(i) Holdings or any of its Subsidiaries may make Restricted Junior Payments consisting of the repurchase of Equity Interests deemed to occur upon any “cashless” exercise of stock options, warrants or other convertible securities.

6.5.   Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) existing under the Credit Documents and the First Lien Credit Agreement, (ii) in agreements evidencing Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so leased or acquired, (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, sales and procurement contracts and similar agreements entered into in the ordinary course of business or in connection with sale and lease-back transactions permitted under Section 6.10, (iv) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (v) described on Schedule 6.5, (vi) restrictions and conditions imposed by law, (vii) Contractual Obligations binding on a Subsidiary acquired by any Credit Party in a Permitted Acquisition at the time such Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Subsidiary, (viii) restrictions on cash deposits and requirements to maintain net worth imposed by vendors under contracts entered into in the ordinary course of business, (ix) restrictions on cash deposits made by customers in the ordinary course of business that are subject to return to such customers and (x) any restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Contractual Obligations or Indebtedness referred to in clauses (i) through (ix) above, provided that, such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

6.6.   Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)   Investments in Cash and Cash Equivalents;

(b)   (i) equity Investments owned as of the Closing Date in any Subsidiary and (ii) Investments made after the Closing Date in Borrower and any wholly-owned Guarantor Subsidiary of Borrower;

(c)   (i) Investments received in satisfaction or partial satisfaction thereof from financially troubled or delinquent account debtors and disputes with customers and suppliers in the ordinary course of business and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(d)   intercompany loans to the extent permitted under Section 6.1(b);

(e)   Consolidated Capital Expenditures with respect to Borrower and the Guarantors permitted by Section 6.7(c);

(f)   loans and advances to employees of Holdings and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $5,750,000 in the aggregate;

(g)   Permitted Acquisitions permitted pursuant to Section 6.8 and any Investment held by the Person which is the subject of the Permitted Acquisition; provided that, such Investment was not acquired by such Person in contemplation of such Permitted Acquisition;

(h)   Investments described in Schedule 6.6;

(i)   the Acquisition;

(j)   investments consisting of non-cash consideration received by Borrower or any Subsidiary in connection with any Asset Sale permitted by Section 6.8(c);

(k)   Specified Investments;

(l)   minority Investments made in cooperatives required to obtain goods or services in the ordinary course of business, not to exceed $5,750,000 at any time outstanding;

(m)   other Investments in Subsidiaries or joint ventures other than wholly-owned Guarantor Subsidiaries of Borrower in an aggregate amount not to exceed at any time $23,000,000;

(n)   guarantees constituting Indebtedness permitted by Section 6.1(b);

(o)   deposits, prepayments and other credits made or extended to suppliers in an amount not to exceed $5,750,000 at any time outstanding;

(p)   capital contributions to Louisiana Timber Procurement, LLC not to exceed $11,500,000 at any time outstanding; and

(q)   Investments not otherwise permitted by this Section 6.6; provided that, the aggregate amount of Investments made on or after the Closing Date in reliance on this clause (q) (determined on the basis of the fair market value of the assets invested at the time so invested, in the case of non-cash Investments) shall not exceed $11,500,000 at any time outstanding.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment (i) which results in or facilitates in any manner any Restricted Junior payment not otherwise permitted under the terms of Section 6.4 or (ii) which consists of Margin Stock in excess of $1,000,000.

6.7.   Financial Covenants.

(a)   Intentionally Omitted.

(b)   Leverage Ratio.  Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2008 to exceed the correlative ratio indicated:

Fiscal Quarter End	Leverage Ratio
June 30, 2008	5.25:1.00
September 30, 2008	5.00:1.00
December 31, 2008	4.75:1.00
March 31, 2009	4.75:1.00
June 30, 2009	4.50:1.00
September 30, 2009	4.25:1.00
December 31, 2009	4.00:1.00
March 31, 2010	3.75:1.00
June 30, 2010	3.50:1.00
September 30, 2010	3.50:1.00
December 31, 2010	3.50:1.00

Fiscal Quarter End	Leverage Ratio
March 31, 2011 and thereafter	3.25:1.00

(c)   Maximum Consolidated Capital Expenditures.  Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount for Holdings and its Subsidiaries in excess of $172,500,000 for such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any (but in no event more than $86,250,000) of such amount for the immediately preceding Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year.

(d)   Certain Calculations.  With respect to any period during which any Investment, a Permitted Acquisition or an Asset Sale or other disposition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.7, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including (x) pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Holdings and (y) pro forma adjustments for cost savings that Holdings reasonably determines are probable based upon specifically identified actions to be taken within six months of the date of a Subject Transaction (net of any reduction in Consolidated Adjusted EBITDA as a result of such cost savings that Holdings reasonably determines are probable) in an amount not to exceed 10% of the Consolidated Adjusted EBITDA of the entity acquired or disposed of in connection with such Subject Transaction; provided that Holdings’ chief financial officer shall have certified in an officer’s certificate delivered to the Administrative Agent the specific actions to be taken, the cost savings to be achieved from each such action, that such savings have been determined to be probable and the amount, if any, of any reduction in Consolidated Adjusted EBITDA in connection therewith) using the historical audited (if available) financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.8.   Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, enter into an Exclusive IP License, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired or leased, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)   any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person;

(b)   Borrower may permit another Person to merge or consolidate with Borrower or a Subsidiary in order to effect a Permitted Acquisition that is permitted hereunder (provided that the surviving entity is the Borrower or a wholly-owned Subsidiary);

(c)   sales, transfers or other dispositions of assets that do not constitute Asset Sales;

(d)   Asset Sales (including Exclusive IP Licenses), the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $57,500,000; provided (other than in the case of Exclusive IP Licenses that are not fully paid) (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by an Authorized Officer of Borrower), (2) no less than 80% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);

(e)   disposals of obsolete, worn out or surplus property;

(f)   Permitted Acquisitions, the Acquisition Consideration for which constitutes (i) less than $143,750,000 in the aggregate in any Fiscal Year and (ii) less than $230,000,000 in the aggregate from the Closing Date to the date of determination; provided, in respect of acquisition targets not domiciled within the United States, the consideration for such Persons or assets shall not exceed more than $57,500,000 per Fiscal Year;

(g)   Investments made in accordance with Section 6.6;

(h)   sales, transfers and dispositions to Borrower or a Subsidiary; provided that, any such sales, transfers or dispositions involving a Subsidiary that is not a Credit Party shall be made in compliance with Section 6.11;

(i)   sales of any fixed or capital assets pursuant to a sale-leaseback transaction in compliance with clause (a) of Section 6.10;

(j)   licenses or sublicenses of Intellectual Property of a Credit Party or any of its Subsidiaries (other than Exclusive IP Licenses) entered into in the ordinary course of business, or not interfering in any respect with the ordinary conduct of, or not materially detracting from the value of, the business of Borrower or such Subsidiary;

(k)   terminations of leases in the ordinary course of business;

(l)   leases, subleases, licenses and sublicenses of real or personal property entered into by Credit Parties and their Subsidiaries in the ordinary course of business; and

(m)   sales of non-core assets acquired in connection with Permitted Acquisitions.

6.9.   Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10.   Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease, except (i) for any such sale of any fixed or capital assets by Borrower or any Subsidiary that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, (ii) this Section 6.10 shall not prohibit Borrower or any Subsidiary from engaging in a sale or transfer of property permitted by Section 6.8(c) and thereafter leasing such property; provided that (A) such sale or transfer is made solely for cash consideration, (B) any Capital Lease obligations of Borrower or any Subsidiary created thereby are permitted under Section 6.1 and (C) any Net Asset Sale Proceeds received in respect of such sale or transfer shall be subject to the provisions of Section 2.14(a), provided that the reinvestment provisions of Section 2.14(a) shall not apply to any such Net Asset Sale Proceeds.

6.11.   Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are not arm’s length; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor or between two or more Guarantors; (b) reasonable and customary fees and indemnitees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation arrangements, indemnities and reimbursement of expenses for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) Restricted Junior Payments permitted under Section 6.4; (e) transactions entered into pursuant to and in compliance with the Supply Agreement; (f) any transactions between Holdings or any of its Subsidiaries and Boise Cascade, L.L.C. or any of its Subsidiaries pursuant to the Acquisition Agreement and any documents related thereto; and (g) transactions described in Schedule 6.11.

6.12.   Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage substantially in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date, similar or related businesses and supportive, complementary or ancillary businesses thereto; provided that such supportive, complementary or ancillary businesses will not fundamentally and substantively alter the character of the businesses of such Credit Party, taken as a whole, from the business conducted by such Credit Party on the Closing Date, (ii) any business acquired as an incidental part of a Permitted Acquisition; provided that, such businesses are not acquired in anticipation of such Permitted Acquisition and (iii) such other lines of business as may be consented to by Requisite Lenders.

6.13.   Permitted Activities of Holdings.  (a) Holdings shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Credit Documents and the Related Agreements, Indebtedness permitted under Section 6.1, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence; (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (iii) engage in any business or activity or own any assets other than (A) holding 100% of the Equity Interests of Borrower and activities incidental thereto, (B) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements, (C) holding the cash proceeds of any Restricted Junior Payments to the extent permitted by this Agreement, (D) filing tax reports and paying taxes in the ordinary course, (E) preparing reports to Governmental Authorities and to its shareholders, (F) holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate structure or to comply with applicable law, and (G) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (iv) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (v) sell or otherwise dispose of any Equity Interests of any of its direct Subsidiaries; (vi) create or acquire any direct Subsidiary or make or own any Investment in any Person other than Borrower; or (vii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

(b)           Boise Hong Kong Limited shall not account for more than $2,500,000 of Consolidated Adjusted EBITDA during any Fiscal Year of Borrower; provided that if Boise Hong Kong Limited does not comply with the foregoing, such non-compliance shall not constitute an Event of Default so long as 65% of the Equity Interests of Boise Hong Kong Limited are pledged to Collateral Agent pursuant to documentation reasonably satisfactory to

Collateral Agent at the time that financial statements of Holdings and its Subsidiaries are required to be delivered pursuant to Section 5.1(c).

6.14.   Amendments or Waivers of Organizational Documents, Certain Related Agreements and Certain Other Agreements.  Except as set forth in Section 6.15, no Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or any of its material rights under any Related Agreement or the Supply Agreement after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver other than any such amendment, restatement, supplement or other modification or waiver that is not adverse to the interests of the Lenders.

6.15.   Amendments or Waivers with respect to First Lien Credit Agreement.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under the First Lien Credit Agreement after the Closing Date that is prohibited under Section 5.3 of the Intercreditor Agreement without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.16.   Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end from December 31.

SECTION 7.   GUARANTY

7.1.   Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2.   Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing

Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.   Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.   Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than contingent obligations for which no claim has been made).  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)   this Guaranty is a guaranty of payment when due and not of collectability.  The Guaranteed Obligations shall be primary obligations of each Guarantor and this Guaranty shall not be merely a contract of surety;

(b)   Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)   the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)   any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and with any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent obligations for which no claim has been made)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, of any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or of such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses (other than payment in full of the Guaranteed Obligations (other than contingent obligations for which no claim has been made)), set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.   Waivers by Guarantors.  Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than contingent obligations for which no claim has been made); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, bad faith or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.   Guarantors’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations (other than contingent obligations for which no claim has been made) shall have been paid in full, each Guarantor hereby waives, to the extent permitted by applicable law, its right to enforce any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations (other than contingent obligations for which no claim has been made) shall have been paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent obligations for which no claim has been made) shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to

Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.   Subordination of Other Obligations.  Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8.   Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent obligations for which no claim has been made) shall have been paid in full.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.   Authority of Guarantors or Borrower.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.   Financial Condition of Borrower.  Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower.  Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11.   Bankruptcy, etc.   (a)  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)   In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.   Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale (including by merger or consolidation).

SECTION 8.   EVENTS OF DEFAULT

8.1.   Events of Default.  If any one or more of the following conditions or events shall occur:

(a)   Failure to Make Payments When Due.  Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or

(b)   Default in Other Agreements.  (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or premium on or interest on or any other amount in the nature of interest payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $17,250,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of any loan agreement, mortgage, indenture or other agreement relating to one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that with respect to any such failure to pay or breach or default under the First Lien Credit Agreement, such event shall only constitute an Event of Default hereunder if there is an Event of Default (as defined in the First Lien Credit Agreement) under subsection 8.1(a) of the First Lien Credit Agreement, if the First Lien Credit Facilities shall have been accelerated or if 60 days have passed since the date of any Event of Default (as defined in the First Lien Credit Agreement) (other than an Event of Default (as defined in the First Lien Credit Agreement) under subsection 8.1(a) of the First Lien Credit Agreement) under the First Lien Credit Agreement and such Event of Default under the First Lien Credit Agreement has not been cured or waived during such period; or

(c)   Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(f), Section 5.2 (with respect to the existence of Holdings, Borrower or any Material Subsidiary) or Section 6; or

(d)   Breach of Representations, etc.  Any representation, warranty, certification or other written statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)   Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f)   Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)   Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) Holdings or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)   Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $17,250,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)   Reserved.

(j)   Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $17,250,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under ERISA; or

(k)   Change of Control.  A Change of Control shall occur; or

(l)   Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent obligations for which no claim has been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, or (ii) this Agreement, the Intercreditor Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations (other than contingent obligations for which no claim has been made) in accordance with the terms hereof or the termination thereof in accordance with its terms) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents (other than Collateral not required to be perfected and Collateral with an aggregate fair market value not exceeding $5,750,000) with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents;

THEN, subject to the Intercreditor Agreement, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) if any other Event of Default has occurred and is continuing, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party to the extent permitted by applicable law: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9.   AGENTS

9.1.   Appointment of Agents.  GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes GSCP to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents.  LCPI is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes LCPI to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents.  Lehman Brothers Inc. is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes Lehman Brothers Inc. to act as Documentation Agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof (except as set forth in Section 9.7).  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.  Each of Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  As of the Closing Date, neither GSCP, in its capacity as Syndication Agent, nor Lehman Brothers Inc., in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.

9.2.   Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.  Administrative Agent hereby agrees that it shall (i) furnish to GSCP, in its capacity as Syndication Agent, upon GSCP’s request, a copy of the Register, (ii) cooperate with GSCP in granting access to any Lenders (or potential Lenders) who GSCP identifies to the Platform and (iii) maintain GSCP’s access to the Platform.

9.3.   General Immunity.

(a)   No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party or to any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b)   Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c)   Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4.   Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5.   Lenders’ Representations, Warranties and Acknowledgment.

(a)   Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)   Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6.   Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7.   Successor Administrative Agent and Collateral Agent.  Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower.  Upon any such notice of resignation, Requisite Lenders shall have the right to appoint a successor Administrative Agent approved by Borrower (which approval (i) shall not be unreasonably withheld or delayed and (ii) shall not be required during the continuance of an Event of Default).  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder and in any case, Administrative Agent’s resignation shall become effective on the thirtieth day after such notice of resignation.  If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Requisite Lenders or Administrative Agent, (i) Administrative Agent, by notice to Borrower and the Requisite Lenders, shall retain its role as Collateral Agent under any Collateral Document and (ii) the resigning Administrative Agent shall deliver the Register to the Borrower on the effective date of its resignation, the Borrower shall maintain such Register until a successor Administrative Agent has been appointed, and promptly upon appointment of a successor Administrative Agent, the Borrower shall deliver the Register to such Person.  Except as provided in the immediately preceding sentence, resignation of LCPI or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation of LCPI or its successor as Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

9.8.   Collateral Documents and Guaranty.

(a)   Agents under Collateral Documents and Guaranty.  Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Intercreditor Agreement, the Collateral and the Collateral Documents.  Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)   Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

9.9.   Withholding Taxes.  To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10.   MISCELLANEOUS

10.1.   Notices.

(a)   Notices Generally.  Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent or Documentation Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b)   Electronic Communications.

(i)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)   Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct, bad faith or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)   The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)   Each of the Credit Parties, the Lenders and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

10.2.   Expenses.  On and after the Closing Date, Borrower agrees to pay promptly (a) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable out-of-pocket costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, reasonable out-of-pocket expenses and reasonable disbursements of one counsel to Agents and Lenders in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; provided that, reasonable attorney’s fees shall be limited to one primary counsel and, if reasonably required by Administrative Agent, one local or specialist counsel for Agent and Lenders in each relevant jurisdiction, provided further that if counsel for Administrative Agent determines in good faith that there is an actual or potential conflict of interest that requires separate representation for the Agents, Borrower shall be required to pay for one additional counsel for all such Agents taken as a whole; (d) all the actual and reasonable out-of-pocket costs and reasonable out-of-pocket expenses of creating, perfecting and recording Liens in favor of Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, reasonable out-of-pocket expenses and reasonable disbursements of one counsel to Collateral Agent and Secured Parties and of counsel providing any opinions that any Agent or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual and reasonable out-of-pocket costs and reasonable fees, reasonable out-of-pocket expenses and reasonable disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual and reasonable costs and reasonable out-of-pocket expenses (including the reasonable fees, reasonable out-of-pocket expenses and reasonable disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel in accordance with the terms of the Credit Documents) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable out-of-pocket costs and reasonable out-of-pocket expenses incurred by each Agent in connection with the syndication of the Loans and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all reasonable out-of-pocket costs and reasonable out-of-pocket expenses, including reasonable attorneys’ fees for one counsel for Agents and Lenders (unless either (i) the Administrative Agent determines in good faith that there is an actual or potential conflict of interest that requires separate representation for the Agents or (ii) the Lenders, or any of them, requests separate counsel, in which case, Borrower shall be required to pay for one additional counsel for all such Agents and all such requesting Lenders, taken as a whole) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3.   Indemnity.

(a)   In addition to the payment of expenses pursuant to Section 10.2, on and after the Closing Date, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Arranger and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent, Arranger and Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities (i) to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of that Indemnitee or its employees, agents, directors or affiliates or (ii) to the extent such Indemnified Liabilities arise out of or are in connection with any claim, litigation, loss or proceeding not involving a Credit Party or any of its Subsidiaries or Affiliates and that is brought by an Indemnitee against another Indemnitee (other than against any Arranger or Administrative Agent in their capacities as such), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)   To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4.   Set-Off.  Subject to the terms of the Intercreditor Agreement, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5.   Amendments and Waivers.

(a)   Requisite Lenders’ Consent.  Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not materially and adversely affect the rights of any Lender.

(b)   Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)   extend the scheduled final maturity of any Loan or Note;

(ii)   waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)   reserved;

(iv)   reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v)   extend the time for payment of any such interest or fees;

(vi)   reduce the principal amount of any Loan;

(vii)   amend, modify, terminate or waive any provision of Section 2.13(b)(ii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii)   amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, that with the consent of Requisite Lenders (excluding any Lenders who will no longer be Lenders following the borrowing and use of proceeds of the additional extensions of credit), additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;

(ix)   release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(x)   consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c)   Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)   amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or

(ii)   amend or modify the definition of “Change of Control” or waive any Event of Default under Section 8.1(k) without the written consent of the Requisite Supermajority Lenders.

(d)   Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6.   Successors and Assigns; Participations.

(a)   Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Register.  Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof, and no assignment or transfer of any such Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d).  Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans.

(c)   Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan):

(i)   to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee”; and

(ii)   to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee”; provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender).

(d)   Mechanics.  Assignments and assumptions of Loans by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to GSCP or any Affiliate thereof or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e)   Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Loans represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the Loans; and (iii) it will make or invest in its Loans for its own account in the ordinary course and without a view to distribution of such Loans in violation of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(f)   Effect of Assignment.  Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g)   Participations.

(i)   Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Loans or in any other Obligation.

(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates (it being understood that any change to the component definitions of the Leverage Ratio affecting the determination of interest shall not require the consent of such participant)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Notwithstanding the foregoing, any bank that is a member of the Farm Credit System that (A) has purchased a participation in the minimum amount of $10,000,000, (B) has been designated by written notice to Administrative Agent as being entitled to be accorded the right of a voting participant, and (C) receives the prior consent of Administrative Agent to become a voting participant, shall be entitled to vote, and the voting rights of the selling Lender shall be correspondingly reduced, on a dollar-for-dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action.

(iii)     Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)   Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank or other pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)   In connection with an additional extension of credit as described in Section 10.5(b)(viii), the Borrower shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders who will no longer be Lenders following the borrowing and use of proceeds of such additional extensions of credit, instead of prepaying the Loans, to (i) require such Lenders to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.5 (with such amendment, if applicable, being deemed to have been made pursuant to Section 10.5(b)(viii)).  Pursuant to any such assignment, all Loans to be assigned shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.18(c).  By receiving such purchase price, such Lenders shall automatically be deemed to have assigned the Loans of such Lenders pursuant to the terms of an Assignment Agreement, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

10.7.   Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.   Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9.   No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10.   Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.   Severability.  In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.   Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.   Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.   APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15.   CONSENT TO JURISDICTION.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY HERETO AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY HERETO IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT ANY PARTY HERETO RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION.

10.16.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL

INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.   Confidentiality.  Each Agent and each Lender shall hold all non-public information regarding Holdings and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

10.18.   Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed signature page to this Agreement by facsimile or electronic transmission (in pdf format) shall be as effective as delivery of a manually signed counterpart of this Agreement.

10.20.   Effectiveness; Entire Agreement.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.  With the exception of those terms contained in the Amended and Restated Commitment Letter, dated November 2, 2007, among GSCP, Lehman Brothers, LCPI and Aldabra which by the terms of the Commitment Letter remain in full force and effect, all of GSCP’s, Lehman Brothers’, LCPI’s, Aldabra’s and their respective Affiliates’ obligations under the Commitment Letter shall terminate and be superseded by the Credit Documents and GSCP, Lehman Brothers, LCPI, Aldabra and their respective Affiliates shall be released from all liability in connection therewith, including, without limitation, any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

10.21.   Patriot Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

10.22.   Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23.   No Fiduciary Duty.  Each Agent, each Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower.  Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Lenders and Borrower, its stockholders or its affiliates.  Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between Lenders, on the one hand, and Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising Borrower on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (iv) Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate.  Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ALDABRA SUB LLC, as Borrower prior to the BPH Merger

By:	/s/ Samuel K. Cotterell
Name: Samuel K. Cotterell
Title: Vice President

BOISE PAPER HOLDINGS, L.L.C., as Borrower after the BPH Merger

By:	/s/ Samuel K. Cotterell
Name: Samuel K. Cotterell
Title: Vice President

ALDABRA HOLDING SUB LLC

By:	/s/ Samuel K. Cotterell
Name: Samuel K. Cotterell
Title: Vice President

BOISE WHITE PAPER, L.L.C.
BOISE PACKAGING & NEWSPRINT, L.L.C.
BOISE CASCADE TRANSPORTATION HOLDINGS CORP.
BOISE WHITE PAPER SALES CORP.
BOISE WHITE PAPER HOLDINGS CORP.
INTERNATIONAL FALLS POWER COMPANY
MINNESOTA, DAKOTA & WESTERN RAILWAY COMPANY
BEMIS CORPORATION
BC CHINA CORPORATION
B C T, INC

By:	/s/ Samuel K. Cotterell
Name: Samuel K. Cotterell
Title: Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent and a Lender

By:	/s/ Tom Connolly
Authorized Signatory

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent, Collateral Agent and
a Lender

By:	/s/ Laurie B. Perper
Name: Laurie B. Perper
Title: Managing Director

LEHMAN BROTHERS INC.,
as Documentation Agent

By:	/s/ Laurie B. Perper
Name: Laurie B. Perper
Title: Managing Director

APPENDIX A

TO SECOND LIEN CREDIT AND GUARANTY AGREEMENT

Commitments

Lender	Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$260,700,000	100.0%
Total	$260,700,000	100.0%

A-1

APPENDIX B

TO SECOND LIEN CREDIT AND GUARANTY AGREEMENT

Notice Addresses

ALDABRA SUB LLC

BOISE PAPER HOLDINGS, L.L.C.

ALDABRA HOLDING SUB LLC

BOISE WHITE PAPER, L.L.C.

BOISE PACKAGING & NEWSPRINT, L.L.C.

BOISE CASCADE TRANSPORTATION HOLDINGS CORP.

BOISE WHITE PAPER SALES CORP.

BOISE WHITE PAPER HOLDINGS CORP.

INTERNATIONAL FALLS POWER COMPANY

MINNESOTA, DAKOTA & WESTERN RAILWAY COMPANY

BEMIS CORPORATION

BC CHINA CORPORATION

B C T, INC

c/o Boise Paper Holdings, L.L.C.

1111 West Jefferson Street

Suite 200

Boise, ID 83702-5388

Attention: Chief Financial Officer

Facsimile: (208) 384-4913

Email: RobMcNutt@BoiseInc.com

in each case, with a copy to:

c/o Boise Paper Holdings, L.L.C.

1111 West Jefferson Street

Suite 200

Boise, ID 83702-5388

Attention: General Counsel

Facsimile: (208) 384-7945

Email: Legal@BoiseInc.com

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent and a Lender:

Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention:  Andrew Caditz
Telecopier:  (212) 428-1243
Email: gsd.link@gs.com

with a copy to:

Goldman Sachs Credit Partners L.P.
1 New York Plaza
New York, New York  10004
Attention:  Rob Schatzman
Telecopier:  (212) 902-3000
Email: rwschatzman@am.ibd.gs.com

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent, Collateral Agent and a Lender:

Administrative Agent’s Principal Office:

LEHMAN COMMERCIAL PAPER INC.

745 Seventh Avenue

New York, New York 10019

Attention: Maritza Ospina

Facsimile: (646) 758-4648

Email: mospina@lehman.com

with a copy to:

Attention: Diane Albanese

Facsimile: (646) 758-5130

Email: diane.albanese@lehman.com

LEHMAN BROTHERS INC.,

as Documentation Agent

LEHMAN BROTHERS INC.

745 Seventh Avenue

New York, New York  10019

Attention: Maritza Ospina

Facsimile: (646) 758-4648

Email: mospina@lehman.com

with a copy to:

Attention: Diane Albanese

Facsimile: (646) 758-5130

Email: diane.albanese@lehman.com